Exhibit 10.20
Execution Copy

CREDIT AGREEMENT

Dated as of November 20, 2002

among

CONSTAR INTERNATIONAL INC.,

THE LENDERS REFERRED TO HEREIN

and

CITICORP NORTH AMERICA, INC.,
as Administrative Agent

JPMORGAN CHASE BANK,
as Documentation Agent

SUNTRUST BANK,
as Co-Documentation Agent

and

DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent

SALOMON SMITH BARNEY INC.,
and
DEUTSCHE BANK SECURITIES INC.
as Joint Lead Arrangers and Joint Bookrunners

i

ARTICLE IV

CONDITIONS

SECTION 4.01.	Effective Date	68
SECTION 4.02.	Conditions to Each Credit Event	76

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01.	Financial Information, Reports, Notices, etc	77
SECTION 5.02.	Compliance with Laws, etc	80

EXHIBIT E	Form of Compliance Certificate
EXHIBIT F	Form of Indemnity, Subrogation and Contribution Agreement
EXHIBIT G-1	Form of Term B Note
EXHIBIT G-2	Form of Revolving Note
EXHIBIT H	Form of Closing Certificate
EXHIBIT I	Form of Guarantee Agreement
EXHIBIT J	Form of Pledge Agreement
EXHIBIT K	Form of Security Agreement
EXHIBIT L	Form of Opinion of Dechert
EXHIBIT M	Form of Local Counsel Opinion
EXHIBIT N	Form of Solvency Certificate
EXHIBIT O	Form of Mortgage
EXHIBIT P	Form of Real Property Officers’ Certificate
EXHIBIT Q	Form of Landlord Subordination
SCHEDULE 2.01	Lenders and Commitments
SCHEDULE 3.09	Subsidiaries
SCHEDULE 3.10(b)	Leased and Owned Real Property
SCHEDULE 3.16	Insurance
SCHEDULE 3.21(a)	Pre-Closing Required Actions—Non-U.S. Stock Pledges
SCHEDULE 3.21(d)	Mortgage Filing Offices
SCHEDULE 3.22	Separation Agreements
SCHEDULE 4.01(b)	Local Counsel
SCHEDULE 4.01(i)(A)	Mortgaged Properties
SCHEDULE 4.01(i)(C)	Title Insurance Amounts
SCHEDULE 5.18(a)	Post-Closing Required Actions—Leasehold Mortgages
SCHEDULE 5.18(b)	Post-Closing Required Actions—Non-U.S. Stock Pledges
SCHEDULE 6.01	Indebtedness
SCHEDULE 6.04	Existing Investments
SCHEDULE 6.05	Permitted Divestitures
SCHEDULE 6.10	Existing Restrictions

V

CREDIT AGREEMENT (this “Agreement”) dated as of November 20, 2002, among CONSTAR INTERNATIONAL INC., a Delaware corporation (the “Borrower”); the financial institutions listed on Schedule 2.01, as such Schedule may from time to time be supplemented and amended (the “Lenders”); and CITICORP NORTH AMERICA, INC. as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, JPMORGAN CHASE BANK (“JPMORGAN”) as documentation agent (in such capacity, the “Documentation Agent”), SUNTRUST BANK, as co-documentation agent (in such capacity, the “Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC. (“DBSI”) as syndication agent (in such capacity, the “Syndication Agent”) and SALOMON SMITH BARNEY INC. (“SSBI”) and DBSI as joint lead arrangers and joint bookrunners (the “Joint Lead Arrangers”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan bearing interest at the Alternate Base Rate in accordance with the provisions of Article II.

“Additional Collateral” shall have the meaning assigned to such term in Section 5.11.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise;

provided, however, that notwithstanding the foregoing, for purposes of Section 9.04, an “Affiliate” shall be a Person engaged in the business of banking or buying or investing in loans who is controlled by, or under common control with, a Lender.

“Agent Fees” has the meaning assigned to such term in Section 2.10(c).

“Agents” means the Administrative Agent and the Collateral Agent.

“Aggregate Revolving Credit Exposure” means the aggregate amount of the Revolving Lenders’ Revolving Credit Exposures.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means for any day, a rate per annum equal to the highest of (a) the Issuing Bank’s Base Rate in effect on such day, (b) 0.5% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the next previous Friday by the Issuing Bank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Issuing Bank from three New York certificate of deposit dealers of recognized standing selected by the Issuing Bank, in either case adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%, and (c) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate, respectively.

“Annualized Cash Interest Expense” means, (a) for the Test Period ended December 31, 2002, Cash Interest Expense for the period from October 1, 2002 through December 31, 2002, calculated on a pro forma basis as if the Transactions were consummated on Oc-

tober 1, 2002 (“First Quarter Cash Interest Expense”), multiplied by 4, (b) for the Test Period ended March 31, 2003, the sum of First Quarter Cash Interest Expense plus Cash Interest Expense for the quarter ended March 31, 2003 (“Second Quarter Cash Interest Expense”), multiplied by 2, (c) for the Test Period ended June 30, 2003, the product of the quotient of the sum of First Quarter Cash Interest Expense, Second Quarter Cash Interest Expense and Cash Interest Expense for the quarter ended June 30, 2003 (“Third Quarter Cash Interest Expense”), divided by 3, multiplied by 4, and (d) for the Test Period ended September 30, 2003, the sum of First Quarter Cash Interest Expense, Second Quarter Cash Interest Expense, Third Quarter Cash Interest Expense and Cash Interest Expense for the quarter ended September 30, 2003.

“Applicable Rate” means, for any day, the applicable rate per annum set forth in the table below: (i) under the caption “ABR Revolving Spread”, in the case of ABR Revolving Loans and (ii) under the caption “Eurocurrency Revolving Loan Spread”, in the case of Eurocurrency Loans that are Revolving Loans, in each case based upon the Total Leverage Ratio as of the most recent determination date:

Total Leverage Ratio	ABR Revolving Spread	Eurocurrency Revolving Loan Spread
≥ 3.75 to 1.00	2.75%	3.75%
≥ 3.00 to 1.00 and < 3.75 to 1.00	2.50%	3.50%
< 3.00 to 1.00	2.25%	3.25%

For purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating the Total Leverage Ratio. If at any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a) or (b), the Applicable Rate shall be the highest rate set forth in the table above until such time as the Borrower has provided the information required under Section 5.01(a) or (b). Within one (1) Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.

Notwithstanding the foregoing, the Applicable Rate during the period from the Effective Date until the date on which a Compliance Certificate for the quarter ended June 30, 2003 shall have been received by the Administrative Agent pursuant to Section 5.01(b) (the “Initial Period”) shall be determined as if the Total Leverage Ratio were greater than or equal to 3.00:1.00 but less than 3.75:1.00.

“Asset Sale” means any direct or indirect sale, transfer, lease, conveyance or other disposition by the Borrower or any of its Subsidiaries of any of its property or assets, including any sale or issuance of any Equity Interests of any Subsidiary, except (a) sales, dispositions and leases permitted by Sections 6.05(i), (ii), (iii) and (v) and (b) any such transaction or series of transactions which, if an Asset Sale, would not generate Net Proceeds in excess of $500,000 (or, when taken together with all other such transactions, in excess of $1.0 million in any twelve-month period).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Authorized Officer” means, with respect to the Borrower, those of its officers whose signature and incumbency has been certified to the Administrative Agent and the Lenders pursuant to Section 4.01(d) or any successor thereto.

“Available Revolving Credit Commitment” means as to any Revolving Lender, at any time of determination, an amount equal to such Revolving Lender’s Revolving Credit Commitment at such time minus such Revolving Lender’s Revolving Credit Exposure at such time.

“Base Amount” has the meaning assigned to such term in Section 6.17.

“Base Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors) (any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowing” means a Loan or group of Loans to the Borrower of the same Class and Type made (including through a conversion or continuation) by the applicable Lenders on a single date and as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.02 or 2.04 as a date on which the Borrower requests Loans to be made hereunder.

“Borrowing Request” has the meaning assigned to such term in Section 2.02(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that when used in connection with a Eurocurrency Loan, “Business Day” also shall exclude any day on which dealings in foreign currencies and exchange between banks may not be carried on in London, England, or New York, New York.

“Capital Expenditures” means, for any period, (a) any and all expenditures made by the Borrower or any of its Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the financial statement prepared in accordance with GAAP, whether such asset is purchased for cash or financed as an account payable or by the incurrence of Indebtedness, accrued as a liability or otherwise and (b) all Capital Lease Obligations of the Borrower and its Subsidiaries.

“Capital Lease Obligations” means all monetary or financial obligations of the Borrower and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

“Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, less the sum of, to the extent included in Consolidated Interest Expense, (a) Interest Expense actually “paid-in-kind” in that period, (b) the amortization of any financing fees paid by, or on behalf of, the Borrower or any of its Subsidiaries, and (c) the amortization of debt discounts, if any.

“CCSC” means Crown Cork & Seal Company, Inc., a Pennsylvania corporation.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“CFH” means Constar Foreign Holdings, Inc., a Delaware corporation.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly (including, without limitation, through the issuance, sale or exchange of Equity Interests, a merger or consolidation or otherwise), beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Effective Date), of Equity Interests representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a “change of control” as defined under the Constar Notes Indenture.

“Charges” has the meaning assigned to such term in Section 9.09.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term B Loans or Swingline Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term B Commitment, and when used in reference to any Lender, refers to whether such Lender is a Revolving Lender or a Term B Lender.

“Closing Certificate” means a certificate substantially in the form of Exhibit H.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” has the meaning assigned to such term in the preamble hereto.

“Collateral” means any and all “Collateral,” “Mortgaged Property” or “Trust Property,” as defined in any applicable Security Document.

“Collateral Account” means the collateral account or sub-account established and maintained by the Administrative Agent in its name as Administrative Agent for the benefit of the Secured Parties, in accordance with the provisions of the Security Agreement.

“Collateral Agent” means Citicorp North America, Inc., in its capacity as collateral agent for the Secured Parties under the Security Documents.

“Collateral Sharing Agreement” means the Collateral Sharing Agreement, substantially in the form of Exhibit D, between the Borrower and the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment or Term B Commitment or any combination thereof (as the context requires).

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitment Percentage” means the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Commitment Percentage shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Communications” has the meaning assigned to such term in Section 9.17(a).

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(b) and shall be substantially in the form of Exhibit E.

“Consolidated Current Assets” means, with respect to any Person as at any date of determination, the total assets of such Person and its consolidated Subsidiaries which should properly be classified as current assets on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” means, with respect to any Person as at any date of determination, the total liabilities of such Person and its consolidated Subsidiaries which should properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts properly attributable to depreciation and amortization for such period, and (iv) any non-cash deductions from Consolidated Net Income for such period (other than any deductions which require or represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any (i) extraordinary gains for such period and any gains realized in connection with any Asset Sale during such period and (ii) any non-cash additions to Consolidated Net Income during such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the sum of (a) gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made by the Borrower and its Subsidiaries with respect to Hedging Agreements.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (i) the income or loss of any Person (other than consolidated Subsidiaries of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, (iv) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, and (v) the income of any consolidated Subsidiary to the extent that declaration of payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Constar IPO” means the sale by CCSC in a registered public offering of all of the common stock of the Borrower.

“Constar Notes” means the $175.0 million in aggregate principal amount of 11% Senior Subordinated Notes due 2012 of the Borrower issued under the Constar Notes Indenture.

“Constar Notes Indenture” means the Indenture dated as of November 20, 2002, by and among the Borrower, the guarantors named therein and Wells Fargo Bank Minnesota, National Association, as trustee.

“Contested Collateral Lien Conditions” means (a) any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and (b) in the event the amount of any such Lien shall exceed $1.0 million, at the option and upon request of the Collateral Agent if the Collateral Agent determines that it is necessary or desirable to prevent the sale or forfeiture of any portion of the Collateral, the Company or the applicable Subsidiary shall either obtain a bond or maintain cash reserves, in either case, in an amount sufficient to pay and discharge such Lien and the Collateral Agent’s reasonable estimate of all interest and penalties related thereto.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative thereto.

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Crown U.K.” means Crown UK Holdings Limited.

“DBSI” has the meaning assigned to such term in the preamble hereto.

“Debt Incurrence” has the meaning assigned to such term in Section 2.5(c)(ii).

“Default” means any Event of Default, any Event of Termination and any event or condition which upon notice, lapse of time or both would constitute an Event of Default or Event of Termination.

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property of the Borrower or any of its Subsidiaries.

“Documentation Agent” has the meaning assigned to such term in the preamble hereto.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Non-U.S. Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08).

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Issuance” has the meaning assigned thereto in Section 2.05(c)(i).

“Equity Rights” means all securities convertible or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Loan Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (e) the receipt by any Loan Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to a Loan Party or a Subsidiary, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any Loan Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by a Loan Party or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any of the Subsidiaries.

“Eurocurrency Borrowing” means a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Revolving Credit Borrowing” means a Revolving Credit Borrowing comprised of Eurocurrency Loans.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Termination” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, without duplication, for any Person for any period for which such amount is being determined:

(a) Consolidated Net Income adjusted to exclude any amount of gain included in both (x) Consolidated Net Income and (y) Net Proceeds actually applied to the prepayment of the Loans pursuant to Section 2.05(c), plus

(b) the amount of depreciation, amortization of intangibles, deferred taxes and other non-cash expenses which, pursuant to GAAP, were deducted in determining such Consolidated Net Income of such Person, plus

(c) the amount by which working capital for such period decreased (i.e., the decrease in Consolidated Current Assets (excluding cash and Permitted Investments) of such Person minus Consolidated Current Liabilities (excluding (A) changes in current liabilities for borrowed money and (B) cash or Permitted Investments which are Net Proceeds required to be applied to the prepayment of the Loans pursuant to Section 2.05(c)) of such Person from the beginning to the end of such period), minus

(d) the amount by which working capital for such period increased (i.e., the increase in Consolidated Current Assets (excluding cash and Permitted Investments) of such Person minus Consolidated Current Liabilities (excluding (A) changes in current liabilities for borrowed money and (B) cash or Permitted Investments which are Net Proceeds required to be applied to the prepayment of the Loans pursuant to Section 2.05(c)) of such Person from the beginning to the end of such period), minus

(e) the amount of Capital Expenditures that are paid other than from the proceeds of Borrowings in such period, minus

(f) payments of principal under the Term B Loans on the Installment Payment Dates pursuant to Section 2.05(d) made during such period, minus

(g) optional prepayments of principal under the Term B Loans made during such period, minus

(h) any payments (in the period in which such payments are actually made) required by applicable law to fund unfunded pension obligations.

For purposes of the foregoing and without duplication, Consolidated Net Income will exclude (x) all losses on the sale of capital assets or losses which are out of the ordinary course of business and (y) all write-downs of capital assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Asset Sale” has the meaning assigned to such term in Section 2.05(c)(iii).

“Excluded Debt Issuance” means any issuance of Indebtedness permitted by Section 6.01(a) (other than Section 6.01(a)(vii)).

“Excluded Equity Issuance” means the issuance of Equity Interests or Equity Rights of the Borrower constituting not more than 4% of the shares of Equity Interests outstanding on a fully diluted basis, in each case to directors, officers or employees of the Borrower or its Subsidiaries.

“Crown Security Documents” means collectively, that certain (a) Debenture dated on or about March 2, 2001 between J.P. Morgan Europe Limited (the “Security Trustee”) and Crown U.K., (b) Guarantee dated on or about March 2, 2001 between Crown U.K. and the Security Trustee and (c) Security Trust Deed dated on or about March 2, 2001 between the Security Trustee, the collateral agent, initial beneficiaries and certain other parties named therein.

“Federal Funds Rate” means, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” means the Commitment Fees, the LC Fees and the Agent Fees.

“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, Treasurer or Controller of such corporation, partnership or other entity.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2002 Fiscal Year”) refer to the Fiscal Year ending on December 31 occurring during such calendar year.

“Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA minus Capital Expenditures in such Test Period to (b) the sum of

Cash Interest Expense for such Test Period plus the amount of scheduled mandatory payments of principal of Indebtedness of the Borrower for the next succeeding four quarters (excluding payments required to be made by Section 2.05(c)(v)).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Loan Party or any Subsidiary with respect to employees employed outside the United States.

“Foreign Pledge Agreements” means the foreign pledge agreements between (a) CFH and the Collateral Agent in respect of Constar Ambalaj Sanayi Ve Ticaret A.S., (b) CFH and the Collateral Agent in respect of Constar International UK Limited, (c) CFH, the Collateral Agent and Constar International Holland (Plastics) B.V. and (d) CFH and the Collateral Agent with respect to Constar Plastics of Italy S.R.L., in respect of the pledge by CFH of 65% of the Capital Stock of all such Non-U.S. Subsidiaries (except in the case of Constar Ambalaj Sanayi Ve Ticaret, CFH shall pledge all of its 55% interest in the Capital Stock of such Non-U.S. Subsidiary).

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit I, made by the Domestic Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties.

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents, including without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment of any nature which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under any of Sections 6.14 through 6.18, inclusive.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding obligations to pay salary or benefits under deferred compensation or other benefit programs), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guar-

antees by such Person of Indebtedness or other monetary or financial obligations of others, (h) all Capital Lease Obligations of such Person, (i) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit F.

“Information Memorandum” means (i) the Confidential Information Memorandum dated as of October 16, 2002 and posted electronically on Intralinks relating to the Borrower and this Agreement and (ii) the Form S-1 of the Borrower filed with the SEC and effective on November 14, 2002 relating to the Constar Notes and the Constar IPO.

“Interest Expense Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA to (b) Cash Interest Expense, in each case for such Test Period. For Test Periods ending prior to September 30, 2003, Annualized Cash Interest Expense shall be used to calculate the Interest Expense Coverage Ratio.

“Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, (a) each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, (b) the date of any refinancing of such Borrowing with a Borrowing of a different Type.

“Interest Period” means (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided that prior to the 31st day after the Effective Date, the Borrower shall only be permitted to request Interest Periods of seven days, or (b) as to any ABR Bor-

rowing (other than a Swingline Borrowing), the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Revolving Credit Maturity Date and (iii) the date such Borrowing is prepaid in accordance with Section 2.05 or converted in accordance with Section 2.03 and (c) as to any Swingline Loan, a period commencing on the date of such Loan and ending on the earliest of (i) the fifth Business Day thereafter, (ii) the Revolving Credit Maturity Date and (iii) the date such Loan is prepaid in accordance with Section 2.05; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” has the meaning assigned to such term in Section 6.04.

“Issuing Bank” means an affiliate of Citicorp North America, Inc., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” has the meaning assigned to such term in the preamble hereto.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.

“LC Fees” has the meaning assigned to such term in Section 2.10(b).

“Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a

Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” has the meaning assigned to such term in the preamble hereto.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits of $5.0 million and for a maturity comparable to such Interest Period are offered by the principal London office of the Issuing Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. In no event shall the LIBO Rate be lower than 2.0%.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such asset or any filing of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any other similar notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) any other agreement intended to create any of the foregoing.

“Loan Documents” means this Agreement, the Collateral Sharing Agreement, the Indemnity, Subrogation and Contribution Agreement, the Guarantee Agreement, the Security Documents and, if requested by a Lender pursuant to Section 2.07(e), each Note.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the Revolving Loans, the Swingline Loans and the Term B Loans.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, operations, condition (financial or otherwise), contingent liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document, (c) the rights of or benefits available to the Lenders under any Loan Document, taken as a whole, or (d) the value of the Collateral, taken as a whole, or the validity, enforceability, perfection or priority of the Liens, taken as a whole, granted to the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral pursuant to the Security Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries, individually or in an aggregate principal amount exceeding $5.0 million. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.09.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations, including any amendment thereto. Each Mortgage shall be substantially in the form of Exhibit O or otherwise satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 4.01(i)(A), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11 and Section 5.18(a).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or accruing an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which Loan Party or any Subsidiary could incur liability.

“Net Proceeds” means, with respect to any Equity Issuance, Debt Incurrence, Asset Sale, Destruction or Taking, (a) the cash proceeds actually received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a Destruction, insurance proceeds in excess of $1.0 million, and (iii) in the case of a Taking, condemnation awards and similar payments in excess of $1.0 million, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and its Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries, and (iii) in the case of an Asset Sale, the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by a Prior Lien (as defined in the Security Agreement or applicable Mortgage) on such asset or otherwise subject to mandatory prepayment as a result of such event, and the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding two years and that are directly attributable to such event (as determined reasonably and in good faith by the Borrower); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” upon such reduction.

“Non-U.S. Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Note” means a note substantially in the form of Exhibit G-1 or G-2.

“Obligations” has the meaning assigned to the term “Obligations” in the Security Agreement.

“Organic Document” means (i) relative to each Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (ii) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other equity interests in the Person and (iii) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

“Participant” has the meaning assigned to such term in Section 9.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Loan Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Perfection Certificate” means a certificate in the form of Annex 3 to the Security Agreement or any other form approved by the Collateral Agent.

“Permitted Investments” means:

(a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by the United States of America or an agency thereof;

(b) certificates of deposit and eurodollar time deposits with maturities of 180 days or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having, or any U.S. branch of a non-U.S. bank having at the date of acquisition thereof having capital and surplus in excess of $500.0 million;

(c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition having a term of not more than 30 days with respect to securities issued or fully guaranteed by the United States of America or an agency thereof;

(d) commercial paper of a domestic issuer rated at least A-1 by S&P or P-1 by Moody’s; or

(e) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition.

“Permitted Lien” has the meaning assigned to such term in Section 6.02.

“Permitted Subordinated Indebtedness” means unsecured subordinated debt of the Borrower that is expressly subordinated to the Obligations under this Agreement; provided that (i) the terms of such debt (x) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to one year after the Term B Loan Maturity Date and (y) do not materially restrict, limit or adversely affect the ability of the Borrower or any of its Subsidiaries to perform their obligations under any of the Loan Documents and (ii) the covenants, events of default, subsidiary guarantees, credit support and subordination terms are no more favorable to the holders of such debt than the terms that govern the Constar Notes as in effect on the Effective Date and are customary for similar offerings by issuers with credit ratings comparable to that of the Borrower and are otherwise satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

“Plan” means any Pension Plan or Welfare Plan.

“Platform” has the meaning assigned to such term in Section 9.17(b).

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit J, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Pledged Securities” has the meaning provided in the Pledge Agreement.

“Primary Portal” has the meaning assigned to such term in Section 9.17(b).

“Pro Rata Percentage” of any Revolving Lender at any time means the percentage of the aggregate Available Revolving Credit Commitment represented by such Lender’s Available Revolving Credit Commitment.

“Projected Financial Statements” has the meaning assigned to such term in Section 3.15(c).

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.

“Real Property” means all right, title and interest of any Loan Party or any of its respective Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Loan Party or any of its respective Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Register” shall have the meaning given such term in Section 9.04(d).

“Registration Statement” has the meaning given such term in Section 4.01(o).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 USC Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Reportable Event” means any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

“Requisite Lenders” means, at any time, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure and (b) the aggregate outstanding amount of all Term B Loans.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Responsible Officer” of any corporation, partnership or other entity means any executive officer or Financial Officer of such corporation, partnership or other entity and any other officer or similar official thereof responsible for the administration of the obligations of such corporation, partnership or other entity in respect of this Agreement.

“Restricted Payment” means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Eq-

uity Rights in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in the Borrower or any Subsidiary. The granting of security by any Subsidiary pursuant to the terms of this Agreement shall not be considered a Restricted Payment.

“Revolving Credit Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed in each case as an amount representing the maximum principal amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Revolving Lender’s Revolving Credit Commitment is set forth on Schedule 2.01 (in the case of Revolving Credit Commitments in effect on the Effective Date), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate amount of the Revolving Lenders’ Revolving Credit Commitments as of the Effective Date is $100.0 million.

“Revolving Credit Commitment Period” means the period from and including the date of this Agreement to but not including the Revolving Credit Maturity Date or any earlier date on which the Revolving Credit Commitments to make Revolving Loans pursuant to Section 2.01 shall terminate as provided herein.

“Revolving Credit Exposure” means with respect to any Revolving Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Revolving Loans of such Revolving Lender, plus (b) such Revolving Lender’s LC Exposure at such time, plus (c) such Revolving Lender’s Commitment Percentage of the aggregate principal amount at such time of all outstanding Swingline Loans.

“Revolving Credit Maturity Date” means November 20, 2007.

“Revolving Lender” means a Lender with a commitment to make Revolving Loans or with any Revolving Credit Exposure, in its capacity as such.

“Revolving Loans” means the revolving loans made by the Revolving Lenders to the Borrower pursuant to clause (ii) of Section 2.01(a). Each Revolving Loan shall be a Eurocurrency Revolving Loan or an ABR Loan.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit K, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Mortgages, the Perfection Certificate, Cash Management Agreements (as defined in the Security Agreement), Hedging Agreements and the Foreign Pledge Agreements executed by the Loan Parties and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or 5.12 to secure any of the Obligations.

“Senior Indebtedness” of the Borrower means, without duplication,

(a) all Indebtedness of the Borrower under this Agreement or any related loan documentation, and all obligations under Hedging Agreements, whether outstanding on the Effective Date or thereafter incurred; and

(b) any other Indebtedness of the Borrower permitted to be incurred under Section 6.01, whether outstanding on the date hereof or hereafter incurred, except (i) the Constar Notes and (ii) Permitted Subordinated Indebtedness.

“Senior Leverage Ratio” means, for any Test Period, the ratio of (a) Senior Indebtedness as of such date to (b) Consolidated EBITDA for such Test Period.

“Separation Agreements” means all agreements and documentation to be entered into by CCSC or its Subsidiaries or Affiliates, on the one hand, and the Borrower or its Subsidiaries or Affiliates, on the other hand, in connection with the Constar IPO and the separation of the Borrower from CCSC (including, without limitation, tax sharing, intellectual property, leases, administrative services and other matters).

“SSBI” has the meaning assigned to such term in the preamble hereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate (expressed as a decimal) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such

Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation and without regard to whether any Lender actually obtains or maintains eurocurrency funding for its Eurocurrency Loans. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (iii) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Subsidiary Loan Party” means each of the Borrower’s Domestic Subsidiaries that guarantee the Obligations pursuant to the Guarantee Agreement.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) and issue a survey endorsement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Loans pursuant to Section 2.04.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Citicorp North America, Inc., in its capacity as lender of Swingline Loans.

“Swingline Loan” has the meaning assigned to such term in Section 2.04(a).

“Syndication Agent” has the meaning assigned to such term in the preamble hereto.

“Taking” means any taking of any Property of the Borrower or any Subsidiary or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of the Borrower or any Subsidiary or any portion thereof, by any Governmental Authority.

“Taxes” has the meaning assigned to such term in Section 2.16.

“Term B Borrowing” means a Borrowing comprised of Term B Loans.

“Term B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term B Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term B Loan to be made by such Lender hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Lender’s Term B Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term B Commitment, as applicable. The initial aggregate amount of the Lenders’ Term B Commitments is $150.0 million.

“Term B Lender” means a Lender with a Term B Commitment or an outstanding Term B Loan, in its capacity as such.

“Term B Loan Maturity Date” means November 20, 2009.

“Term B Loans” means the Loans made pursuant to clause (i) of Section 2.01(a).

“Test Period” means, for the covenants contained in Sections 6.14 through 6.17, the four consecutive complete fiscal quarters of the Borrower then last ended. Compliance with such covenants shall be tested, as of the end of each Test Period, on the date on which the financial statements pursuant to Section 5.01(a) or (b) have been, or should have been, delivered for the applicable fiscal period. For purposes of the covenants in Sections 6.14 through 6.16, inclusive, for Test Periods ending prior to September 30, 2003, the calculation of Consolidated EBITDA shall include Consolidated EBITDA for periods prior to October 1, 2002 as set forth in the table below and actual Consolidated EBITDA for periods on or after October 1, 2002; provided that for the period from October 1, 2002 through the Effective Date, Consolidated EBITDA shall be calculated on a pro forma basis in accordance with Regulation S-X of the Exchange Act assuming that the Transactions had been consummated on October 1, 2002 (and $150,000 shall be permitted to be added back to the calculation of Consolidated EBITDA for the Fiscal Quarter ended December 31, 2002 to reflect certain standalone adjustments for selling and administrative expenses, management charges and research and technology expenses):

Test Period	Consolidated EBITDA
December 31, 2002	$75.3
March 31, 2003	$53.3
June 30, 2003	$25.8

“Title Company” means Fidelity National Title Insurance Company of New York or such other title insurance or abstract company as shall be approved by the Administrative Agent.

“Total Leverage Ratio” means, for any Test Period, the ratio of (a) Indebtedness of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA for such Test Period.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

“Transactions” means the execution and delivery by each Loan Party of each of the Loan Documents and the Borrowings hereunder, the entering into of the Separation Agreements, the Constar IPO and the Constar Notes offering.

“Type”, when used in respect of any Loan or Borrowing, refers to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable state or jurisdiction.

“Unrefunded Swingline Loans” has the meaning assigned thereto in Section 2.04(c).

“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Effective Date and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05.

(b) If any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension.

ARTICLE II

THE CREDITS

SECTION 2.01. Credit Commitments. (a) Subject to the terms and conditions hereof, (i) each Term B Lender severally agrees to make a Term B Loan in Dollars to the Borrower on the Effective Date in a principal amount not exceeding its Term B Commitment and (ii) each Revolving Lender severally agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Revolving Credit Commitment Period. Amounts repaid in respect of Term B Loans may not be reborrowed. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event may Revolving Loans be borrowed under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (i) the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment then in effect or (ii) the Revolving Credit Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Credit Commitment.

(b) The Revolving Loans and Term B Loans may from time to time be (i) Eurocurrency Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03; provided that no such Loan shall be made as or converted to a Eurocurrency Loan after the day that is one month prior to the Revolving Credit Maturity Date or the Term B Loan Maturity Date, as applicable.

(c) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

SECTION 2.02. Procedure for Borrowing. (a) The Borrower may borrow under the Revolving Credit Commitments (subject to the limitations in Section 2.01(a)) or the Term B Commitments by giving the Administrative Agent notice substantially in the form of Exhibit B (a “Borrowing Request”), which notice must be received by the Administrative Agent prior to (a) 11:00 a.m., London time, three Business Days prior to the requested Borrowing Date, in the case of a Eurocurrency Borrowing, or (b) 10:00 a.m., New York City time, on the Business Day prior to the requested Borrowing Date, in the case of an ABR Borrowing. The Borrowing Request for each Borrowing shall specify (i) whether the requested Borrowing is to be a Revolving Credit Borrowing or a Term B Borrowing, (ii) the amount to be borrowed, (iii) the requested Borrowing Date (which must be the Effective Date, in the case of a Term B Borrowing), (iv) whether the Borrowing is to be of Eurocurrency Loans or ABR Loans, (v) if the Borrowing is to be of Eurocurrency Loans, the length of the initial Interest Period therefor, and (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b) Each Borrowing shall be in a minimum aggregate principal amount of (i) $5.0 million or an integral multiple of $1.0 million in excess thereof or (ii) in the case of a Revolving Credit Borrowing, if less, the aggregate amount of the then Available Revolving Credit Commitments.

(c) Upon receipt of a Borrowing Request, the Administrative Agent shall promptly notify each applicable Lender of the aggregate amount of such Borrowing and of the amount of such Lender’s pro rata portion thereof, which shall be based on the respective Available Revolving Credit Commitments of all the Revolving Lenders (in the case of a Revolving Credit Borrowing), or Term B Commitments (in the case of a Term Borrowing), as applicable. Each Lender will make the amount of its pro rata portion of each such Borrowing available to the Administrative Agent for the account of the Borrower at the New York office of the Administrative Agent specified in Section 9.01 prior to 10:00 a.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to the Borrower by the Administrative Agent crediting the account of the Bor-

rower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent; provided that if on the Borrowing Date of any Revolving Loans to be made to the Borrower, any Swingline Loans made to the Borrower or LC Disbursements for the account of the Borrower shall be then outstanding, the proceeds of such Revolving Loans shall first be applied to pay in full such Swingline Loans or LC Disbursements, with any remaining proceeds to be made available to the Borrower as provided above; and provided further that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

SECTION 2.03. Conversion and Continuation Options for Loans. (a) The Borrower may elect from time to time to convert (i) Eurocurrency Loans to ABR Loans, by giving the Administrative Agent prior notice of such election not later than 10:00 a.m., New York City time, on the Business Day prior to a requested conversion or (ii) ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior notice of such election not later than 11:00 a.m., London time, three Business Days prior to a requested conversion; provided that if any such conversion of Eurocurrency Loans is made other than on the last day of an Interest Period with respect thereto, the Borrower shall pay any amounts due to the Lenders pursuant to Section 2.17 as a result of such conversion. Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurocurrency Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing, and (ii) no Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Revolving Credit Maturity Date or the Term B Loan Maturity Date, as applicable.

(b) Any Eurocurrency Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving prior notice to the Administrative Agent, not later than 11:00 a.m., London time, three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that no Eurocurrency Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing, and (ii) after the date that is one month prior to the Revolving Credit Maturity Date or the Term B Loan Maturity Date, as applicable; and provided further that if the Borrower shall fail to give any required notice as described above in this Section 2.03 or if such continuation is not permitted pursuant to the preceding proviso, then such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall notify the Borrower of such conversion).

(c) In connection with any Eurocurrency Loans, there shall be no more than six (6) Interest Periods outstanding at any time.

(d) This Section shall not apply to Swingline Loans.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (individually, a “Swingline Loan” and collectively, the “Swingline Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in accordance with the procedures set forth in this Section 2.04, provided that (i) the aggregate principal amount of all Swingline Loans shall not exceed $10.0 million at any one time outstanding, (ii) the principal amount of any borrowing of Swingline Loans may not exceed the aggregate amount of the Available Revolving Credit Commitments of all Revolving Lenders immediately prior to such borrowing or result in the Aggregate Revolving Credit Exposure then outstanding exceeding the Total Revolving Credit Commitments then in effect, and (iii) in no event may Swingline Loans be borrowed hereunder if (x) a Default or Event of Default or Event of Termination shall have occurred and be continuing and (y) such Default or Event of Default or Event of Termination shall not have been subsequently cured or waived. Amounts borrowed under this Section 2.04 may be repaid and, up to but excluding the Revolving Credit Maturity Date, reborrowed. All Swingline Loans shall at all times be ABR Loans. The Borrower shall give the Administrative Agent notice of any Swingline Loan requested hereunder (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time, on the requested Borrowing Date) specifying (A) the amount to be borrowed, and (B) the requested Borrowing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify the Swingline Lender of the aggregate amount of such borrowing. Not later than 3:00 p.m., New York City time, on the Borrowing Date specified in such notice the Swingline Lender shall make such Swingline Loan available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent set forth in Section 9.01 in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the amount made available to the Administrative Agent by the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) and in like funds as received by the Administrative Agent. Each borrowing pursuant to this Section 2.04 shall be in a minimum principal amount of $500,000 or an integral multiple of $100,000 in excess thereof.

(b) Notwithstanding the occurrence of any Default or Event of Default or Event of Termination or noncompliance with the conditions precedent set forth in Article IV or the minimum borrowing amounts specified in Section 2.02, if any Swingline Loan shall remain outstanding at 10:00 a.m., New York City time, on the fifth Business Day following the Borrowing Date thereof and if by such time on such fifth Business Day the Administrative Agent shall have received neither (i) a notice of borrowing delivered by the Borrower pursuant to Section 2.02 requesting that Revolving Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swingline Loan, nor (ii) any other notice satisfactory to the Administrative Agent indicating the Borrower’s intent to repay such Swingline Loan on the immediately succeeding Business Day with funds obtained from other sources, the Administrative Agent shall be deemed to have received a notice from the Borrower pursuant to Section 2.02 requesting that ABR Revolving Loans be made pursuant to Section 2.01 on such immediately succeeding Business Day in an amount equal to the amount of such Swingline Loan, and the procedures set forth in Section 2.02 shall be followed in making such ABR Revolving Loans, provided that for the purposes of determining each Lender’s Pro Rata Percentage with respect to such Borrowing, the Swingline Loan to be repaid with the proceeds of such borrowing shall be deemed to not be outstanding. The proceeds of such ABR Revolving Loans shall be applied to repay such Swingline Loan.

(c) If, for any reason, ABR Revolving Loans may not be, or are not, made pursuant to paragraph (b) of this Section 2.04 to repay any Swingline Loan as required by such paragraph, effective on the date such ABR Revolving Loans would otherwise have been made, each Revolving Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default or Event of Default, purchase a participating interest in such Swingline Loan (“Unrefunded Swingline Loan”) in an amount equal to the amount of the ABR Revolving Loan which would otherwise have been made by such Lender pursuant to paragraph (b) of this Section 2.04. Each Revolving Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participations shall be distributed by the Administrative Agent to the Swingline Lender. All payments by the Revolving Lenders in respect of Unrefunded Swingline Loans and participations therein shall be made in accordance with Section 2.13.

(d) Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to the foregoing paragraphs if a Default or Event of Default or Event of Termination shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing prior to the time such Swingline Loan was made, that such Default or Event of Default or such Event of Termination has occurred and that such Lender will not acquire participations in Swingline Loans made while such Default or Event of Default or such Event of Termination is continuing.

SECTION 2.05. Optional and Mandatory Prepayments of Loans; Repayments of Term B Loans. (a) The Borrower may at any time and from time to time prepay the Loans

(subject, in the case of Eurocurrency Loans, to compliance with the terms of Section 2.17), in whole or in part, subject to Section 2.05(f), upon irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time, two Business Days prior to the date of such prepayment, specifying (i) the date and amount of prepayment, and (ii) the Class of Loans to be prepaid and whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof (including in the case of Eurocurrency Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each), provided that notice of any prepayment of Swingline Loans may be delivered to the Administrative Agent as late as, but no later than, 1:00 p.m., New York City time, on the date of such prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans (other than Swingline Loans) shall be in an aggregate principal amount of $2.0 million or a whole multiple of $1.0 million in excess thereof (or, if less, the remaining outstanding principal amount thereof). Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $1.0 million or a whole multiple of $500,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).

(b) In the event and on such occasion that the Aggregate Revolving Credit Exposure exceeds the Total Revolving Credit Commitment, the Borrower shall prepay Revolving Credit Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in a Collateral Account with the Administrative Agent pursuant to Section 2.06(j)) in an aggregate amount equal to such excess.

(c) (i) If, subsequent to the Effective Date, the Borrower shall issue any Equity Interests or Equity Rights (it being understood that the issuance of debt securities convertible into, or exchangeable or exercisable for, any Equity Interest or Equity Right shall be governed by Section 2.05(c)(ii) below) (other than any Excluded Equity Interest) (each, an “Equity Issuance”), 50% of the Net Proceeds thereof shall be applied immediately after receipt thereof toward the prepayment of the Term B Loans in accordance with Section 2.05(e) below; provided that such percentage shall be reduced to 25% after the Borrower’s Total Leverage Ratio is equal to or less than 2.00 to 1.00 for three consecutive Fiscal Quarters, as evidenced by a Compliance Certificate delivered to the Lenders pursuant to Section 5.01(b).

(ii) If, subsequent to the Effective Date, the Borrower or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, any Equity Interest or Equity Rights) (other than Excluded Debt Issuances) (each, a “Debt Incurrence”), 100% of the Net Proceeds thereof shall be applied immediately after receipt thereof toward the prepayment of the Term B Loans in accordance with Section 2.05(e) below.

(iii) If, subsequent to the Effective Date, the Borrower or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale, 100% of such Net Proceeds shall be applied immediately after receipt thereof toward the prepayment of the Term B Loans in accordance with Section 2.05(e) below; provided that (x) the Net Proceeds from one or more Asset Sales permitted by Section 6.05 (other than 6.05(iv)) and not exceeding $10 million in the aggregate at any one time (an “Excluded Asset Sale”) shall not be required to be applied as provided herein on such date if and to the extent that (1) no Default or Event of Default then exists or would arise therefrom and (2) the Borrower delivers an officers’ certificate to the Administrative Agent on or prior to such date stating that such Net Proceeds shall be reinvested in capital assets of the Borrower or any Subsidiary in each case within 270 days following the date of such Excluded Asset Sale (which certificate shall set forth the estimates of the proceeds to so expended), (y) all such Net Proceeds from such Excluded Asset Sale shall be held in the Collateral Account and released therefrom only in accordance with the terms of the Security Agreement, and (z) if all or any portion of such Net Proceeds not so applied as provided herein is not so used within such 270 day period, such remaining portion shall be applied on the last day of such period as specified in this subsection (c)(iii); provided, further, if the Property subject to such Excluded Asset Sale constituted Collateral under the Security Documents, then any capital assets purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.11.

(iv) If, subsequent to the Effective Date, the Borrower or any of its Subsidiaries shall receive proceeds from insurance recoveries in respect of any Destruction (but in any event excluding proceeds of business interruption or rent insurance not otherwise used for repair) or any proceeds or awards in respect of Taking, 100% of the Net Proceeds thereof shall be applied immediately after receipt thereof toward the prepayment of the Term B Loans in accordance with Section 2.05(e) below; provided that (x) so long as no Default or Event of Default then exists or would arise therefrom, such Net Proceeds shall not be required to be so applied on such date to the extent that the Borrower has delivered an officers’ certificate to the Administrative Agent on or prior such date stating that such proceeds shall be used to (1) repair, replace or restore any Property in respect of which such Net Proceeds were paid or (2) fund the substitution of other Property used or usable in the business of the Borrower and the Subsidiaries, in each case within 270 days following the date of the receipt of such Net Proceeds, (y) all such Net Proceeds shall be held in the Collateral Account and released therefrom only in accordance with the terms of the Security Agreement, and (z) if all or any portion of such Net Proceeds not required to be applied to the prepayment of Term B Loans pursuant to the pre-

ceding proviso is not so used within 270 days after the date of the receipt of such Net Proceeds, such remaining portion shall be applied on the last day of such period as specified in this subsection (c)(iv); provided, further, if the Property subject to such Destruction or Taking constituted Collateral under the Security Documents, then any replacement or substitution Property purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.11.

(v) If, for any Fiscal Year of the Borrower commencing with its Fiscal Year ending on December 31, 2003, there shall be Excess Cash Flow for such fiscal year, 50% of such Excess Cash Flow shall be applied, not later than the earlier of (x) 100 days after the end of such Fiscal Year, or (y) 10 days after the date upon which the Borrower is required by the SEC to file its annual report on Form 10-K, toward prepayment of the Term B Loans in accordance with Section 2.05(e) below; provided that this clause (v) shall no longer be effective after the Borrower’s Total Leverage Ratio is equal to or less than 2.00 to 1.00 for three consecutive Fiscal Quarters, as evidenced by a Compliance Certificate delivered to the Lenders pursuant to Section 5.01(c).

(d) The Term B Loans shall be repaid in consecutive quarterly installments on the dates set forth below (each such day, an “Installment Payment Date”), commencing on December 31, 2002, in an aggregate amount equal to the amount specified below for each such Installment Payment Date.

Installment Payment Date	Installment Amount
December 31, 2002	$375,000
March 31, 2003	$375,000
June 30, 2003	$375,000
September 30, 2003	$375,000
December 31, 2003	$375,000
March 31, 2004	$375,000
June 30, 2004	$375,000
September 30, 2004	$375,000
December 31, 2004	$375,000
March 31, 2005	$375,000
June 30, 2005	$375,000
September 30, 2005	$375,000
December 31, 2005	$375,000
March 31, 2006	$375,000
June 30, 2006	$375,000
September 30, 2006	$375,000
December 31, 2006	$375,000

Installment Payment Date	Installment Amount
March 31, 2007	$375,000
June 30, 2007	$375,000
September 30, 2007	$375,000
December 31, 2007	$375,000
March 31, 2008	$375,000
June 30, 2008	$375,000
September 30, 2008	$375,000
December 31, 2008	$375,000
March 31, 2009	$375,000
June 30, 2009	$375,000
September 30, 2009	$375,000
Term B Loan Maturity Date	$139,500,000

(e) Prepayments of Term B Loans pursuant to Sections 2.05(a) and (c) shall be applied pro rata to remaining installments of principal of such Term B Loans. Except as otherwise may be directed by the Borrower, any prepayment of Loans pursuant to this Section 2.05 shall be applied, first, to any ABR Loans then outstanding and the balance of such prepayment, if any, to the Eurocurrency Loans then outstanding; provided that, so long as no Default or Event of Default has occurred and is continuing, prepayments of Eurocurrency Loans, if not on the last day of the Interest Period with respect thereto, shall, at the option of the Borrower, be prepaid subject to the provisions of Section 2.17 or the amount of such prepayment (after application to any ABR Loans) shall be deposited in the Collateral Account with the Administrative Agent as cash collateral for the Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied in the order of the Interest Periods next ending most closely to the date such prepayment is required to be made and on the last day of each such Interest Period. After such application, unless a Default or an Event of Default shall have occurred and be continuing (in which case such interest shall be held as cash collateral or applied by the Administrative Agent to any Obligations then due and payable), any remaining interest earned on such cash collateral shall be paid to the Borrower.

(f) Any optional prepayment of Term B Loans pursuant to Section 2.05(a) during the periods set forth below shall be made with the premium (expressed as a percentage of the principal amount being prepaid) set forth opposite the periods below:

Period	Prepayment Premium
Effective Date—November 19, 2003	3.0%
November 20, 2003—November 19, 2004	2.0%
November 20, 2004—November 19, 2005	1.0%

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Credit Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $15.0 million and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. With respect to any Letter of Credit which contains any “evergreen” automatic renewal provision, the Issuing Bank shall be deemed to have consented to any such extension or renewal provided that all of the requirements of this Section 2.06 are met and no Default or Event of Default exists.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.02 with respect to Loans made by such Revolving Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving

Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.08(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (a) of Section 7.01. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement and the Borrower hereby grants the Administrative Agent a security interest in respect of each such deposit and the account in which such deposits are held. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Defaults or Events of Default have been cured or waived.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders (i) in respect of Revolving Credit Borrowings, on the Revolving Credit Maturity Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to Section 2.04, Section 2.05, Section 2.12, Section 2.14 or Article VII), the unpaid principal amount of each Revolving Loan and each Swingline Loan made to it by each such Lender and (ii) in respect of Term B Borrowings, on the Term B Loan Maturity Date (or such earlier date as, and to the extent that, such Term B Loan becomes due and payable pursuant to Section 2.05, 2.12, 2.14 or Article VII), the unpaid principal amount of each Term B Loan held by each such Term B Lender. The Borrower hereby further agrees to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13(a)) on the unpaid principal amount of the Revolving Loans, Swingline Loans and Term B Loans made to it from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08. All payments required hereunder shall be made in Dollars.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 9.04, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Class and Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof.

(d) The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.07 and the Notes maintained pursuant to paragraph (e) of this Section 2.07 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Loans of each Class made by each Lender to the Borrower shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a single Note duly executed on behalf of the Borrower, in substantially the form attached hereto as Exhibit G-1 or -2, as applicable, with the blanks appropriately filled, payable to the order of such Lender.

SECTION 2.08. Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period with respect thereto at a rate per annum equal to:

(i) in the case of a Eurocurrency Revolving Loan, (A) the LIBO Rate determined for such Interest Period, plus (B) the Applicable Rate; or

(ii) in the case of a Eurocurrency Term B Loan, (A) the LIBO Rate determined for such Interest Period plus (B) 4.50% per annum.

(b) Each ABR Loan (including each Swingline Loan) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or over a year of 360 days when the Alternate Base Rate is determined by reference to clause (c) of the definition of “Alternate Base Rate”) at a rate per annum equal to the Alternate Base Rate plus (i) 3.50% per annum, in the case of a Term B Loan or (ii) the Applicable Rate, in the case of a Revolving Loan or Swingline Loan.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity thereof or by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.08 plus 2.00% per annum or (y) in the case of any overdue interest, Commitment Fee or other amount, the rate described in Section 2.08(b) applicable to an ABR Revolving Loan plus 2.00% per annum, in each case from the date of such nonpayment to (but excluding) the date on which such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date and on the Term B Loan Maturity Date and Revolving Credit Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

SECTION 2.09. Computation of Interest. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

SECTION 2.10. Fees. (a) The Borrower agrees to pay a commitment fee (a “Commitment Fee”) to each Revolving Lender, for which payment will be made in arrears through the Administrative Agent on the last day of March, June, September and December, and on the Commitment Fee Termination Date (as defined below). The Commitment Fee due to each Revolving Lender shall commence to accrue on the date of this Agreement and shall cease to accrue on the date (the “Commitment Fee Termination Date”) that is the later of (i) the date on which the Revolving Credit Commitment of such Revolving Lender shall be terminated as provided herein and (ii) the first date after the end of the Revolving Credit Commitment Period. The Commitment Fee accrued to each Revolving Lender shall equal 0.50% per annum multiplied by such Lender’s Commitment Fee Average Daily Amount (as defined below) for the applicable quarter (or shorter period commencing on the date of this Agreement and ending with such Lender’s Commitment Fee Termination Date). A Revolving Lender’s “Commitment Fee Average Daily Amount” with respect to a calculation period shall equal the average daily amount during such period calculated using the daily amount of such Revolving Lender’s Revolving Credit Commitment less such Revolving Lender’s Revolving Credit Exposure for any applicable days during such Revolving Lender’s Revolving Credit Commitment Period. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Rate for Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees (collectively, “LC Fees”) accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent the administrative and other fees separately agreed upon by the Borrower and the Administrative Agent to be payable to the Administrative Agent for its own account (the “Agent Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Once paid, none of the Fees shall be refundable.

SECTION 2.11. Termination, Reduction or Adjustment of Commitments. (a) Unless previously terminated, (i) the Term B Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

(b) The Borrower shall have the right, upon one Business Day’s notice to the Administrative Agent, to terminate or, from time to time, reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Loans made on the effective date thereof, the Aggregate Revolving Credit Exposure then outstanding would exceed the Total Revolving Credit Commitment then in effect. Any such reduction shall be in an amount equal to $2.0 million or a whole multiple of $1.0 million in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

(c) If any prepayment of Term B Borrowings would otherwise be required pursuant to Section 2.05 but cannot be made because there are no Term B Borrowings outstanding, or because the amount of the required prepayment exceeds the outstanding amount of Term Borrowings, then, on the date that such prepayment is required, the Revolving Credit Commitments shall be permanently reduced by an aggregate amount equal to the amount of the required prepayment, or the excess of such amount over the outstanding amount of Term Borrowings, as the case may be.

(d) The Borrower shall pay to the Administrative Agent for the account of the applicable Revolving Lenders, on each date of termination or reduction of the Revolving Credit Commitments, the Commitment Fee on the amount of the Revolving Credit Commitments so terminated or reduced accrued to the date of such termination or reduction.

(e) Each reduction or increase, as applicable, in the Revolving Credit Commitments shall reduce or increase, as applicable, the Swingline Commitment by an equal percentage.

SECTION 2.12. Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate. (a) If prior to 11:00 a.m., London time, two Business Days before the first day of any Interest Period, including an initial Interest Period, for a requested Eurocurrency Borrowing:

(i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, or

(ii) the Administrative Agent shall have received notice from a majority in interest of the Lenders of the applicable Class that the Adjusted LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders by 12:00 noon, London time, on the same day. The Administrative Agent shall give telecopy or telephonic notice to the Borrower and the Lenders as soon as practicable after the circumstances giving rise to such notice no longer exist, and until such notice has been given, any affected Eurocurrency Loans shall not be (x) converted or continued pursuant to Section 2.03 or (y) made pursuant to a Borrowing Request, and shall be continued or made as an ABR Loan, as the case may be.

SECTION 2.13. Pro Rata Treatment and Payments. (a) Each reduction of the Revolving Credit Commitments of the Revolving Lenders shall be made pro rata according to the amounts of such Revolving Lenders’ Commitment Percentages. Each payment (including each prepayment) by the Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by the Borrower on account of principal of and interest on Loans which are Eurocurrency Loans designated by the Borrower to be applied to a particular Eurocurrency Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by the Borrower on account of principal of and interest on Swingline Loans shall be made pro rata according to the respective outstanding principal amounts of the Swingline Loans or participating interests therein, as the case may be, then held by the relevant Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on ac-

count of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 a.m., New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders of the applicable Class, at the Administrative Agent’s New York office specified in Section 9.01 in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Subject to Section 2.12, unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.13(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Revolving Loans hereunder, on demand, from the Borrower, but without prejudice to any right or claim that the Borrower may have against such Lender.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

SECTION 2.14. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert ABR Loans to Eurocurrency Loans shall forthwith be suspended until such time as the making or maintaining of Eurocurrency Loans shall no longer be unlawful, and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

SECTION 2.15. Requirements of Law. (a) The Borrower agrees to reimburse each Lender or the Issuing Bank for any increase in the cost to such Lender or the Issuing Bank of, or any reduction in the amount of any sum receivable by such Lender or the Issuing Bank in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, Eurocurrency Loans or participating in, issuing or maintaining any Letter of Credit, including, without limitation, by reason of any requirements imposed by the Board upon the making or funding of Eurocurrency Loans or participating in, issuing or maintaining any Letter of Credit. Such Lender or the Issuing Bank, as applicable, shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender or the Issuing Bank, as applicable, for such increased cost or reduced amount. Such additional amounts shall be payable directly to such Lender or the Issuing Bank, as applicable, within five days of the Borrower’s receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

(b) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the date hereof affects or would affect the amount of capital required or expected to be maintained by any Lender or the Issuing Bank (or a holding company controlling such Lender or the Issuing Bank) and such Lender or the Issuing Bank determines (in its sole and absolute discretion) that the rate of return on its capital (or the capital of its holding company, as the case may be) as a consequence of its Revolving Credit Commitment or the Loans made by it or its participations in Swingline Loans or any issuance, participation or maintenance of Letters of Credit is reduced to a level below that which such Lender or the Issuing Bank (or its holding company) could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or the Issuing Bank to the Borrower, the Borrower shall immediately pay directly to such Lender or the Issuing Bank, as the case may be, additional amounts sufficient to compensate such Lender or the Issuing Bank (or its holding company) for such reduction in rate of return. A statement of such Lender or the Issuing Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender or the Issuing Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(c) Neither the Issuing Bank nor any Lender shall be entitled to compensation under this Section 2.15 for any costs incurred or reductions suffered with respect to any date that it has such costs unless it shall have notified the Borrower that it will demand compensation for such costs or reductions under paragraph (a) or (b) above, as applicable, not more than 120 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions; provided that the foregoing shall in no way operate in derogation of the undertaking contained in the last sentence of this paragraph (c). In the event that the Issuing Bank or any Lender determines that any event or circumstance that will lead to a claim under this Section 2.15 has occurred or will occur, the Issuing Bank or such Lender will use its best efforts to so notify the Borrower; provided that any failure to provide such notice shall in no way impair the rights of the Issuing Bank or such Lender to demand and receive compensation under this Section 2.15, but without prejudice to any claims of the Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking.

SECTION 2.16. Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on the Administrative Agent, the Issuing Bank or any Lender (or any assignee of such Lender or the Issuing Bank, as the case may be, or a participation holder or a change in designation of the lending office of a Lender or the Issuing Bank, as the case may be (a “Transferee”)), but excluding franchise taxes and taxes imposed on or measured by the recipient’s net income (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(c) pay to the Administrative Agent for the account of the Lenders or the Issuing Bank, as the case may be, such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or the Issuing Bank, as the case may be, will equal the full amount such Lender or the Issuing Bank, as the case may be, would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent, the Issuing Bank or any Lender or Transferee with respect to any payment received by the Administrative Agent, the Issuing Bank or such Lender or Transferee hereunder, the Administrative Agent, the Issuing Bank or such Lender or Transferee may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted. In addition, the Borrower shall also reimburse each Lender or Transferee or the Issuing Bank, upon the written request of such Lender or Transferee or Issuing Bank, for taxes imposed on or measured by the net income of such Person pursuant to the laws of the United States of America, any state or political subdivision thereof, or the jurisdiction in which such Person is incorporated, or a jurisdiction in which the principal executive office or lending office of such Person is located, or under the laws of any political subdivision or taxing authority of any such jurisdiction, as such Person shall determine are or were payable by such Person, in respect of amounts payable to such Person pursuant to this Section 2.16 taking into account the amount of Taxes that are (x) allowed as a deduction in determining taxes imposed on or measured by the net income or allowed as a credit against any taxes imposed on or measured by net income and (y) payable to such Person pursuant to Section 2.16.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the Issuing Bank, the respective Lenders or Transferees, the required receipts or other required documentary evidence, the Borrower shall indemnify the Issuing Bank, Lenders and Transferees for any incremental Taxes, interest, penalties or other costs (including reasonable attorneys’ fees and expenses) that may become payable by the Issuing Bank, any Lender or Transferee as a result of any such failure. For purposes of this Section 2.16, a distribution hereunder by the Administrative Agent to or for the account of the Issuing Bank, any Lender or Transferee shall be deemed a payment by the Borrower.

Each Lender or Transferee that is organized under the laws of a jurisdiction other than the United States of America or any state or political subdivision thereof shall, on or prior to the Effective Date (in the case of each Lender that is a party hereto on the Effective Date) or on or prior to the date of any assignment or participation hereunder (in the case of a Transferee) and thereafter as reasonably requested from time to time by the Borrower or the Administrative Agent, execute and deliver, if legally able to do so, to the Borrower and the Administrative Agent one or more (as the Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8BEN or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender or Transferee is exempt from or entitled to a reduced rate of withholding or deduction of Taxes.

With respect to obligations under this Agreement other than those specified in the immediately following paragraph, the Borrower shall not be required to indemnify or to pay any additional amounts to the Issuing Bank, any Lender or Transferee with respect to any Taxes pursuant to this Section 2.16 to the extent that (i) any obligation to withhold, deduct or pay amounts with respect to such Tax existed on the date the Issuing Bank, such Lender or Transferee became a party to this Agreement (and, in such case, the Borrower may deduct and withhold such Tax from payments to the Issuing Bank, such Lender or Transferee), or (ii) any Lender or Transferee fails to comply in full with the provisions of the immediately preceding paragraph (and, in such case, the Borrower may deduct and withhold all Taxes required by law as a result of such noncompliance from payments to the Issuing Bank, such Lender or Transferee).

Notwithstanding anything to the contrary in this Section 2.16, if the Internal Revenue Service determines that a Lender (or Transferee) is a conduit entity participating in a conduit financing arrangement as defined in Section 7701(l) of the Code and the regulations thereunder and the Borrower was not a participant to such arrangement (other than as the Borrower under this Agreement) (a “Conduit Financing Arrangement”), then (i) the Borrower shall have no obligation to pay additional amounts or indemnify the Lender or Transferee for any Taxes with respect to any payments hereunder to the extent the amount of such Taxes exceeds the amount that would have otherwise been withheld or deducted had the Internal Revenue Service not made such a determination and (ii) such Lender or Transferee shall indemnify the Borrower in full for any and all taxes for which the Borrower is held directly liable under Section 1461 of the Code by virtue of such Conduit Financing Arrangement; provided that the Borrower (i) promptly forwards to the indemnitor an official receipt or other documentation satisfactorily evidencing such payment, (ii) shall contest such tax upon the reasonable request of the indemnitor and at such indemnitor’s cost and (iii) shall pay to such indemnitor within 30 days any refund of such taxes (including interest thereon). Each Lender or Transferee represents that it is not participating in a Conduit Financing Arrangement.

Neither the Issuing Bank nor any Lender shall be entitled to payment under this Section 2.16 unless it shall have notified the Borrower that it is demanding such payment not more than 120 days after the date on which it shall have become aware that it was entitled to such payment; provided that the foregoing shall in no way operate in derogation of the undertaking contained in the last sentence of this Section 2.16. In the event that the Issuing Bank or any Lender determines that any event or circumstance that will lead to a claim by it under this Section 2.16 has occurred or will occur, the Issuing Bank or such Lender will use its best efforts to so notify the Borrower; provided that any failure to provide such notice shall in no way impair the rights of the Issuing Bank or any Lender to demand and receive compensation under this Section 2.16, but without prejudice to any claims of the Borrower for failure to observe this undertaking.

SECTION 2.17. Indemnity. In the event any Lender shall incur any loss or expense (including any loss (other than lost profit) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurocurrency Loan) as a result of any conversion of a Eurocurrency Loan to an ABR Loan or repayment or prepayment of the principal amount of any Eurocurrency Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.03, 2.05, 2.07, 2.15 or 2.20 or otherwise, or any failure to borrow or convert any Eurocurrency Loan after notice thereof shall have been given hereunder, whether by reason of any failure to satisfy a condition to such borrowing or otherwise, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 2.18. Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.16 with respect to such Lender (or Transferee), it will, if requested by the Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event, provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender (or Transferee) pursuant to Sections 2.14, 2.15 and 2.16.

SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans or participations in LC Disbursements which at the time shall be due and payable as a result of which the unpaid principal portion of its Loans and participations in LC Disbursements which at the time shall be due and payable shall be proportionately less than the unpaid principal portion of such Loans and participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans and participations in LC Disbursements of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in LC Disbursements held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans and participations in LC Disbursements as prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or an LC Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to the Borrower in the amount of such participation.

SECTION 2.20. Assignment of Commitments Under Certain Circumstances. In the event that (a) any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or the Borrower shall be required to make additional payments to any Lender under Section 2.16 (each, an “Increased Cost Lender”), or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof that fall within the proviso to the first sentence of Section 9.08(b), the consent of all Lenders would have been obtained but for one Lender’s failure to consent (such Lender, a “Non-Consenting Lender”); then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower shall have the right, but not the obligation, at its own expense, upon notice to such Terminated Lender and the Administrative Agent, to replace such Terminated Lender with an assignee (in accordance with and subject to the restrictions contained in Section 9.04) approved by the Administrative Agent, the Issuing Bank and the Swingline Lender (which approval shall not be unreasonably withheld), and such Terminated Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obli-

gations under this Agreement to such assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) such assignee or the Borrower shall pay to the affected Terminated Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender and participations in LC Disbursements and Swingline Loans held by such Terminated Lender and all commitment fees and other fees owed to such Terminated Lender hereunder and all other amounts accrued for such Terminated Lender’s account or owed to it hereunder (including, without limitation, any Commitment Fees).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents, the Borrower represents and warrants as follows:

SECTION 3.01. Organization, etc. Each Loan Party (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership or other form of legal entity, validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite corporate or other power and authority to carry on its business as now conducted, (c) is duly qualified to do business and is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify will not result in a Material Adverse Effect, and (d) has full power and authority and holds all requisite material governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and to own or hold under lease its Property and to conduct its business substantially as currently conducted by it.

SECTION 3.02. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of the Letters of Credit hereunder are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be, and do not

(a) contravene the Organic Documents of the Borrower or any of its Subsidiaries;

(b) contravene any law or governmental regulation or court decree or order binding on or affecting the Borrower or any of its Subsidiaries;

(c) violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries; or

(d) result in, or require the creation or imposition of, any Lien on any assets of the Borrower or any of its Subsidiaries that would have or could reasonably be expected to have a Material Adverse Effect, except Liens created under the Loan Documents.

SECTION 3.03. Government Approval, Regulation, etc. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or any other Loan Party of this Agreement or any other Loan Document, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, nor for the consummation of the Transactions, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens under the Loan Documents. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.04. Validity, etc. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be) enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

SECTION 3.05. Financial Information. (a) The consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2000 and 2001, reported on by PricewaterhouseCoopers, independent public accountants, and as of September 30, 2002, certified by the Borrower’s chief financial officer, and the related consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for the three years ended December 31, 2001, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of the financial statements as of and for the period ended September 30, 2002, to normal year-end adjustments and to the absence of notes).

(b) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum, none of the Borrower or its Subsidiaries has, as of the Effective Date, any Indebtedness, contingent liabilities, long-term commitments or unrealized losses.

SECTION 3.06. No Material Adverse Change. Since December 31, 2001, no event shall have occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, except as specifically disclosed in the Information Memorandum.

SECTION 3.07. Litigation. There is no pending or, to the knowledge of the Loan Parties, threatened litigation, action or proceeding affecting the Borrower or any of its Subsidiaries, or any of their respective operations, properties, businesses, assets or prospects, or the ability of the parties to consummate the transactions contemplated hereby, which would have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

SECTION 3.08. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws (other than Environmental Laws, which are the subject of Section 3.13), regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so will not result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 3.09. Subsidiaries. Schedule 3.09 sets forth the name of, and the direct or indirect ownership interest of the Borrower in, each Subsidiary or other investment of the Borrower and identifies each Subsidiary that is a Loan Party, in each case as of the Effective Date.

SECTION 3.10. Ownership of Properties. (a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its material properties and assets (including all Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title in the aggregate could not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Permitted Liens.

(b) As of the Effective Date, Schedule 3.10(b) contains a true and complete list of each parcel of Real Property (i) owned by any Loan Party as of the date hereof and describes the type of interest therein held by such Loan Party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, as of the date hereof and describes the type of interest therein held by such Loan Party and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

(c) Each of the Borrower and its Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases which, individually or in the aggregate, are not material to Borrower and its Subsidiaries taken as a whole, and in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(d) Each of the Borrower and its Subsidiaries owns, possesses, is licensed or otherwise has the right to use, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) As of the Effective Date, none of the Borrower or its Subsidiaries has received any written notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Effective Date.

(f) None of the Borrower or its Subsidiaries is obligated on the Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.11. Taxes. Each of the Borrower and its Subsidiaries has timely filed all federal, foreign and all other material income tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due, except (i) any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and (ii) any such taxes or charges that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that any such contest of taxes or charges with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.

SECTION 3.12. Pension and Welfare Plans. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien. The Loan Parties and their ERISA Affiliates are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No condition exists or event or transaction has occurred with respect to any Pension Plan or Welfare Plan which reasonably might result in the incurrence by any Loan Party or any ERISA Affiliate of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Notes to Combined Financial Statements filed as a part of the Registration Statement, no Loan Party has any contingent liability with respect to post-retirement benefits provided by any Loan Party or its Subsidiaries under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Except as could not reasonably be expected to have a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (b) neither the Borrower nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 3.13. Environmental Warranties. (a) All facilities and property owned, leased or operated by the Borrower or any of its Subsidiaries, and all operations con-

ducted thereon, are in compliance with all Environmental Laws, except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or threatened (in writing)

(i) Environmental Claims received by the Borrower or any of its Subsidiaries, or

(ii) written claims, complaints, notices or inquiries received by the Borrower or any of its Subsidiaries regarding Environmental Liability,

in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) There have been no Releases of Hazardous Materials at, on, under or from any property now or, to any Loan Party’s knowledge, previously owned, leased or operated by the Borrower or any of its Subsidiaries that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(d) The Borrower and its Subsidiaries have been issued and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits which, if not so obtained or as to which the Borrower and its Subsidiaries are not in compliance, or are not in effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) No property now or, to any Loan Party’s knowledge, previously owned, leased or operated by the Borrower or any of its Subsidiaries is listed or proposed (with respect to owned property only) for listing on the CERCLIS or on any similar state list of sites requiring investigation or clean-up, or on the National Priorities List pursuant to CERCLA, in each case other than properties as to which any such listing could not reasonably be expected to result in a Material Adverse Effect.

(f) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, surface impoundments or disposal areas on or under any property now or, to any Loan Party’s knowledge, previously owned or leased by the Borrower or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g) Neither the Borrower nor any Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which would reasonably be expected to lead to any Environmental Claim against the Borrower or such Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(h) There are no past or present actions, activities, conditions or occurrences that could reasonably be expected to prevent the Borrower or any of its Subsidiaries from complying with, or to result in liability under, any Environmental Law, in each case which could reasonably be expected to have a Material Adverse Effect.

(i) No liens have been recorded pursuant to any Environmental Law with respect to any property or other assets owned or leased by the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(j) Neither the Borrower nor any of its Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law which could reasonably be expected to have a Material Adverse Effect, nor has the Borrower or any of its Subsidiaries assumed by contract, agreement or operation of law any obligation under Environmental Law which could reasonably be expected to have a Material Adverse Effect.

(k) There are no polychlorinated biphenyls or friable asbestos present at any property owned, leased or operated by the Borrower or any Subsidiary which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14. Regulations U and X. The Loans, the use of the proceeds thereof, this Agreement and the transactions contemplated hereby will not result in a violation of or be inconsistent with any provision of Regulation U or X.

SECTION 3.15. Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projections. (a) The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to any of them that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither this Agreement nor any other document, certificate or statement furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection herewith (including, without limitation, the Information Memorandum) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement (including without limitation the Information Memorandum) was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such document, certificate or statement.

(b) Not less than one week prior to the Effective Date, the Borrower shall have furnished to the Lenders the pro forma consolidated balance sheet as of June 30, 2002 and September 30, 2002, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) was prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum, (ii) accurately reflects all adjustments necessary to give effect to the Transactions and (iii) presents fairly the pro forma financial position of the Borrower and its consolidated Subsidiaries as of the Effective Date, as if the Transactions had occurred on such date.

(c) Not less than one week prior to the Effective Date, the Borrower shall have furnished to the Lenders pro forma consolidated income statement projections for the Borrower and its Subsidiaries, pro forma consolidated balance sheet projections for the Borrower and its Subsidiaries and pro forma consolidated cash flow projections for the Borrower and its Subsidiaries, all for the fiscal years ending 2003 through 2009, inclusive (the “Projected Financial Statements”), which give effect to the Transactions and all Indebtedness and Liens incurred or created in connection with the Transactions. The assumptions made in preparing the Projected Financial Statements are reasonable as of the date of such projections and as of the Effective Date and all material assumptions with respect to the Projected Financial Statements are set forth therein. The Projected Financial Statements present a good faith estimate of the consolidated financial information contained therein at the date thereof, it being recognized by the Administrative Agent and the Banks, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the projections probably will differ from the projected results and that the difference may be material.

SECTION 3.16. Insurance. As of the Effective Date, set forth on Schedule 3.16 is a summary of all insurance policies maintained by the Borrower and each of its Subsidiaries with financially sound and responsible insurance companies (a) with respect to its properties material to the business of the Borrower and its Subsidiaries against such casualties and contingencies and of such types and in such amounts as are customary in the case of similar businesses operating in the same or similar locations, and (b) required to be maintained pursuant to the Security Documents.

SECTION 3.17. Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (a) as of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; and (c) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.

SECTION 3.18. Solvency. Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.19. Securities. Upon the issuance thereof, the common stock of each of the Borrower’s Subsidiaries will have been duly authorized, issued and delivered and will be fully paid, nonassessable and free of preemptive rights that have not been waived. The Equity Interests of each Subsidiary are owned, directly or indirectly, by the Borrower, free and clear of all Liens other than Permitted Liens. There are not, as of the Effective Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any common stock of the Borrower or its Subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such common stock, except as contemplated by the Constar IPO and as disclosed in the financial statements delivered pursuant to Sections 5.01(a) and (b) or otherwise disclosed to the Lenders prior to the Effective Date.

SECTION 3.20. Indebtedness Outstanding. Set forth on Schedule 6.01 hereto is a list and description of (a) all Indebtedness of the Loan Parties and their respective Subsidiaries (other than the Loans) that will be outstanding immediately after the Effective Date and (b) all Indebtedness of the Loan Parties and their respective Subsidiaries that will be repaid, defeased, transferred or otherwise terminated on or prior to the Effective Date.

SECTION 3.21. Security Documents. (a) The Pledge Agreement is effective to create in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when such Collateral is delivered to the Collateral Agent, the Pledge Agree-

ment shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral; provided that the actions specified in Schedule 3.21(a) and Schedule 5.18 are required to be taken in connection with the pledge of capital stock of Non-U.S. Subsidiaries.

(b) (i) The Security Agreement is effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and (ii) when (x) financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (y) upon the taking of possession or control by the Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by any Security Document), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property (as defined in the Security Agreement)) to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Collateral Agent, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(c) When the filings in clause (b)(ii) above are made and when the Security Agreement (or a summary thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Effective Date), in each case prior and superior in right to any other Person other than with respect to Permitted Liens.

(d) Each Mortgage executed and delivered as of the Effective Date is, or, to the extent any Mortgage is duly executed and delivered thereafter by the relevant Loan Party, will be, effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.21(d), the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the

Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens.

SECTION 3.22. Separation Agreements. The Borrower has delivered to the Administrative Agent complete and correct copies of all Separation Agreements listed on Schedule 3.22 as of the Effective Date.

SECTION 3.23. Designated Senior Indebtedness. The Obligations under this Agreement and the Loan Documents constitute “Designated Senior Indebtedness” as defined in the Constar Notes Indenture.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.08) and subject to satisfaction of the conditions set forth in Section 4.02:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinions of each of (i) Dechert, counsel for the Loan Parties, substantially in the form of Exhibit L, and (ii) local counsel for the Loan Parties as specified on Schedule 4.01(b), substantially in the form of Exhibit M, in each case, (A) dated the Effective Date and (B) addressed to each Agent and the Lenders.

(c) All documents executed or submitted in connection with this Agreement, the borrowings hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.02, substantially in the form of Exhibit H.

(f) The Administrative Agent shall have received all fees payable to the Administrative Agent or any Lender on or prior to the Effective Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel and domestic and foreign local counsel) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(g) The Collateral Agent shall have received counterparts of the Pledge Agreement signed on behalf of each Loan Party, and covering pledges of 100% of the Equity Interests held, directly or indirectly, by the Borrower in all of its Domestic Subsidiaries (including a domestic holding company that is created to directly or indirectly hold the capital stock of all of the Borrower’s Non-U.S. Subsidiaries) and 65% of the Equity Interests of the “first tier” Non-U.S. Subsidiaries of the Borrower (except in the case of Constar Ambalaj Sanayi Ve Ticaret involving a 55% pledge of the Capital Stock thereof), together with promissory notes (to the extent such notes exist on the Effective Date) evidencing all intercompany Indebtedness owed to any Loan Party by the Borrower or any Subsidiary as of the Effective Date and stock powers and instruments of transfer, endorsed in blank, with respect to the Equity Interests of the Borrower’s Domestic Subsidiaries and any such promissory notes.

(h) The Collateral Agent shall have received counterparts of the Security Agreement and Pledge Agreement signed on behalf of each Loan Party, in each case, together with the following:

(A) certificates representing all Pledged Securities, together with executed and undated stock powers and/or assignments in blank;

(B) instruments representing all intercompany Indebtedness payable to any Loan Party, together with executed and undated instruments of assignment endorsed in blank;

(C) certificates of insurance required under the Security Documents;

(D) appropriate financing statements or comparable documents authorized by (and executed by, to the extent applicable), the appropriate entities in proper form for filing under the provisions of the UCC and applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, in the Collateral Agent’s sole discretion, to grant to the Collateral Agent a perfected first priority Lien on such Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Liens;

(E) UCC, judgment and tax lien, bankruptcy and pending lawsuit search reports listing all effective financing statements or comparable documents which name any applicable Loan Party as debtor and which are filed in those jurisdictions in which any of such Collateral is located and the jurisdictions in which any applicable Loan Party’s principal place of business is located in the United States, together with copies of such existing financing statements, none of which shall encumber such Collateral covered or intended or purported to be covered by the Security Documents other than Permitted Liens;

(F) evidence of the preparation for recording or filing, as applicable, of all recordings and filings of each such Security Document, including, without limitation, with the United States Patent and Trademark Office and the United States Copyright Office, and delivery and recordation, if necessary, of such other security and other documents, including, without limitation, UCC-3 termination statements with respect to UCC filings that do not constitute Permitted Liens, as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported or intended to be created, by such Security Documents;

(G) with respect to leased Real Property, if Inventory (as defined in the Security Agreement), Equipment (as defined in the Security Agreement) or other personal property of any Loan Party or its Subsidiaries is maintained on such premises, the Borrower shall use its commercially reasonable efforts to deliver a Landlord Subordination substantially in the form of Exhibit Q attached hereto with respect thereto;

(H) evidence that all other actions reasonably necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interest created by the Security Documents have been taken; and

(I) a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released.

(i) The Collateral Agent shall have received the following documents and instruments:

(A) Mortgages encumbering each Mortgaged Property in which the applicable Loan Party holds an ownership interest (as indicated on Schedule 4.01(i)(A) hereto) in favor of the Collateral Agent, for its benefit and the benefit of the Lenders, duly executed and acknowledged by the applicable Loan Party, and otherwise in form for recording in the recording office where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such UCC-1 financing statements and other similar statements as are contemplated by the counsel opinions described in Section 4.01(b)(ii) in respect of such Mortgage, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, which Mortgage and financing statements and other instruments shall when recorded be effective to create a Lien on such Mortgaged Property subject to no other Liens except Permitted Liens;

(B) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments, in form acceptable to the Collateral Agent, as necessary or required to consummate the transactions contemplated hereby or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(C) with respect to each Mortgage, a policy (or commitment to issue a policy) of title insurance insuring (or committing to insure) the Lien of such Mortgage as a valid first mortgage Lien on the real property and fixtures de-

scribed therein in an amount not less than the amount set forth on Schedule 4.01(i)(C) (105% of the fair market value thereof), which policies (or commitments) shall (w) be issued by the Title Company, (x) include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to the Collateral Agent, (y) contain a “tie-in” or “cluster” endorsement (if available under applicable law) (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount) and have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent to the extent that such opinions can be obtained at a cost which is reasonable with respect to the value of the real property subject to such Mortgage) as shall be reasonably requested by the Collateral Agent (including, without limitation, endorsements, to the extent available in each jurisdiction at commercially reasonably rates, on matters relating to usury, first loss, last dollar, zoning, contiguity, variable rate, revolving credit, doing business, access, survey, address and so-called comprehensive coverage over covenants and restrictions) and (z) contain only such exceptions to title as shall be agreed to by the Collateral Agent on or prior to the Effective Date with respect to such Mortgaged Property;

(D) with respect to each Mortgaged Property, policies or certificates of insurance as required by the Mortgage relating thereto, which policies or certificates shall comply with the insurance requirements contained in such Mortgage;

(E) with respect to each Mortgaged Property, a Survey in form acceptable to the Collateral Agent;

(F) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the policy or policies (or commitment) and endorsements contemplated in subparagraph (C) above;

(G) evidence acceptable to the Collateral Agent of payment by the appropriate Loan Party or Subsidiary thereof of all applicable title insurance premiums, search and examination charges, survey costs and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title insurance policies referred to in subparagraph (C) above;

(H) with respect to each Real Property or Mortgaged Property, copies of all leases or other agreements relating to possessory interests to which any Loan Party or Subsidiary thereof is a party. To the extent any of the foregoing in which any Loan Party is a landlord or sublandlord affect any Mortgaged Property, such agreement shall be subordinate to the Mortgage to be recorded against such Mortgaged Property and otherwise acceptable to the Collateral Agent; and

(I) with respect to each Mortgaged Property, a Real Property Officers’ Certificate substantially in the form of Exhibit P attached hereto or other evidence satisfactory to the Collateral Agent that as of the date thereof there (x) has been issued and is in effect a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Property and that the Loan Parties have not received written notices of any outstanding citation, violation or similar notice indicating that such Mortgaged Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness, (y) has not occurred any Taking or Destruction of any Mortgaged Property or Real Property and (z) to the best knowledge of the Loan Parties, are no disputes regarding boundary lines, location, encroachment or possession of any Real Property or Mortgaged Property and no state of facts existing which could give rise to any such claim.

(j) The Administrative Agent shall have received counterparts of the Foreign Pledge Agreements in form and substance satisfactory to the Administrative Agent with respect to 65% of the Capital Stock owned by the Borrower or a Domestic Subsidiary in any “first tier” Non-U.S. Subsidiary (except in the case of Constar Ambalaj Sanayi Ve Ticaret involving a 55% pledge of the Capital Stock thereof), together with all other actions or deliveries listed on Schedule 3.21(a).

(k) The Administrative Agent shall have received (i) counterparts of the Guarantee Agreement signed on behalf of each Domestic Subsidiary and (ii) counterparts of the Indemnity, Subrogation and Contribution Agreement signed on behalf of each Loan Party.

(l) The Collateral Agent shall have received a counterpart of the Collateral Sharing Agreement signed on behalf of the Borrower and the Subsidiaries of Borrower listed thereon.

(m) The Administrative Agent shall have received evidence that the insurance required by Section 5.04 and the Security Documents is in effect.

(n) The Administrative Agent shall have received a solvency certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, substantially in the form of Exhibit N.

(o) The Constar IPO shall have occurred on substantially the terms in the Registration Statement on Form S-1 filed on November 14, 2002 with the SEC (the “Registration Statement”), and otherwise on terms and conditions satisfactory to the Administrative Agent.

(p) The Borrower shall have consummated the offering of the Constar Notes on substantially the terms in the Registration Statement, and otherwise on terms and conditions satisfactory to the Administrative Agent and shall have received gross proceeds of $175 million from the issuance of the Constar Notes. The terms and conditions of the Constar Notes (including but not limited to terms and conditions relating to the interest rate, fees, amortization, maturity, subordination, covenants, guarantees, events of defaults and remedies) shall be satisfactory in all respects to the Administrative Agent.

(q) The Separation Agreements shall have been executed and delivered on terms and conditions and pursuant to documentation satisfactory to the Administrative Agent. The guarantees of, and liens on assets of and any other obligations of, the Borrower and its Subsidiaries under CCSC’s existing credit or other agreements shall have been released pursuant to documentation satisfactory to the Administrative Agent. The Borrower and its Subsidiaries shall have been released from all obligations under CCSC’s receivables facility pursuant to documentation satisfactory to the Administrative Agent. The obligations of Crown U.K. pursuant to those certain Crown Security Documents shall have been released pursuant to documentation satisfactory to the Administrative Agent.

(r) After giving effect to the Constar IPO, none of the Borrower or its Subsidiaries shall have outstanding any indebtedness or preferred stock other than (a) the Loans and other extensions of credit under this Agreement, (b) the Constar Notes and (c) as set forth on Schedule 6.01.

(s) The Lenders shall have received (a) audited consolidated and consolidating balance sheets for the two fiscal years ended before the Effective Date and related statements of income, stockholders’ equity and cash flows of the Borrower for the three fiscal years ended before the Effective Date and (b) to the extent available, unaudited consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for 1997, 1998 and 1999 and for each completed fiscal quarter since the date of such audited financial statements (and, to the extent available, for each completed month since the last such quarter), which audited and unaudited financial statements (i) shall be in form and scope satisfactory to the Lenders and (ii) shall not be materially inconsistent with the financial statements previously provided to the Lenders.

(t) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of the Effective Date, after giving effect to the Transactions, together with a certificate of the chief financial officer of the Borrower to the effect that such balance sheet accurately presents the pro forma assets and liabilities of the Borrower and its Subsidiaries in accordance with GAAP, and the Lenders shall be reasonably satisfied that such balance sheet is not materially inconsistent with the forecasts previously provided to the Lenders.

(u) The Lenders shall have received (a) a written certification of the chief financial officer of the Borrower that (i) the Consolidated EBITDA of the Borrower and its Subsidiaries before non-cash restructuring and asset impairments for the immediately preceding fiscal year was at least $69.5 million and (ii) the Consolidated EBITDA of the Borrower and its Subsidiaries on a pro forma basis in compliance with Regulation S-X under the Exchange Act, for the twelve months ended (A) June 30, 2002 was $83.6 million and (B) September 30, 2002 was $87.3 million and (b) a written certification of the chief financial officer of the Borrower that the Consolidated EBITDA of the Borrower and its Subsidiaries for each fiscal month after the end of the most recent fiscal quarter for which unaudited financial statements have been provided was not materially inconsistent with the forecasts for such months set forth in the annual budget of the Borrower previously provided to the Administrative Agent.

(v) There shall be no litigation, administrative proceeding or investigation that could reasonably be expected to have a Material Adverse Effect.

(w) The Lenders shall have received a solvency letter in form and substance and from an independent evaluation firm satisfactory to the Administrative Agent, together with such other evidence reasonably requested by the Lenders, confirming the solvency of each of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(x) The consummation of the Transactions shall not (a) violate any applicable law, statute, rule or regulation or (b) conflict with, or result in a default or event of default or an acceleration of any rights or benefits under, any material agreement of the Borrower, CCSC or any of their respective Subsidiaries.

(y) All requisite material Governmental Authorities and third parties shall have approved or consented to the Transactions to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or im-

pose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(z) The Administrative Agent shall be satisfied that there has not occurred a material adverse change in the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, since December 31, 2001.

(aa) Costs and expenses incurred in connection with the Constar Notes offering and this Agreement will not exceed $13.7 million.

(bb) There shall be at least $250.0 million of availability as of the Effective Date under this Agreement.

SECTION 4.02. Conditions to Each Credit Event. The agreement of each Lender to make any Loan and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (such event being called a “Credit Event”) (excluding continuations and conversions of Loans) requested to be made by it on any date is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.02, 2.04 or 2.06, as applicable (or such notice shall have been deemed given in accordance with Section 2.04(b)).

(b) The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(d) Since December 31, 2001, no event shall have occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event, as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 45 days (or such shorter period for the filing of the Borrower’s Form 10-Q as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of the Borrower, it being understood and agreed that the delivery of the Borrower’s Form 10-Q (as filed with the SEC), if certified as required in this clause (a), shall satisfy the requirements set forth in this clause);

(b) as soon as available and in any event within 90 days (or such shorter period as may be required for the filing of the Borrower’s Form 10-K by the SEC) after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Administrative Agent by PricewaterhouseCoopers or other independent public accountants reasonably acceptable to the Administrative Agent (it being understood and agreed that the delivery of the Borrower’s Form 10-K (as filed with the SEC), if certified as required in this clause (b), shall satisfy such delivery requirement in this clause), together with a certificate from a Financial Officer of the Borrower (a “Compliance Certificate”) containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in Sections 6.14 through 6.18 and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Offi-

cer has not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it, and concurrently with the delivery of the foregoing financial statements, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(c) as soon as available and in any event within 30 days after the end of each month, commencing October 31, 2002, a consolidated balance sheet of the Borrower and its Subsidiaries and related statements of operations and stockholders’ equity as of the end of and for such fiscal month and the then elapsed portion of the fiscal year;

(d) as soon as available and in any event within 45 days (or such shorter period as may be required for the filing of the Borrower’s Form 10-Q by the SEC) after the end of each Fiscal Quarter, a Compliance Certificate containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in Sections 6.14 through 6.18 and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officers have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officers have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;

(e) no later than January 31 of each Fiscal Year of the Borrower, a detailed consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year) and the succeeding two fiscal years (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year) and, promptly when available, any significant revisions of such budgets;

(f) promptly upon receipt thereof, copies of all reports submitted to the Borrower by independent certified public accountants in connection with each annual, interim or special audit of the books of the Borrower or any of its Subsidiaries made by such accountants, including any management letters submitted by such accountants to management in connection with their annual audit;

(g) as soon as possible and in any event within three Business Days after becoming aware of the occurrence of any Default or Event of Default, a statement of a Financial Officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

(h) as soon as possible and in any event within five Business Days after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding described in Section 3.07 that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding of the type described in Section 3.07 that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and copies of all documentation relating thereto;

(i) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders or any holders of the Constar Notes, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which the Borrower or any of its Subsidiaries or any of their officers files with the SEC or any national securities exchange;

(j) immediately upon becoming aware of the taking of any specific actions by the Borrower or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without the Borrower or any ERISA Affiliate having to provide more than $1.0 million in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could result in a Lien or in the incurrence by a Loan Party of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of a Loan Party with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability which could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

(k) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Loan Party or ERISA Affiliate from a Multiemployer plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request;

(l) as soon as possible, notice of any other development that could reasonably be expected to have a Material Adverse Effect;

(m) on the l0th day of each month (or, if not a Business Day, the Business Day immediately following such day) a report setting forth (i) the amount of aggregate unused availability on such date of Revolving Credit Commitments, (ii) the aggregate amount of Permitted Investments held by the Borrower and its Subsidiaries on such date and (iii) the aggregate amount of cash held in immediately available funds by the Borrower and its Subsidiaries on such date;

(n) simultaneously with the delivery of financial statements pursuant to Section 5.01(a) and (b), certifications by the chief executive officer and the chief financial officer or others under the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, and/or the rules and regulations of the SEC, without any exceptions or qualifications; and

(o) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 5.02. Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing (without limitation):

(a) the maintenance and preservation of its and its Subsidiaries’ existence and its qualification as a foreign corporation or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), and

(b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except as provided in Section 5.09.

SECTION 5.03. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its material properties and assets in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03 shall prevent any Loan Party from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Loan Party, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

SECTION 5.04. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with financially sound and responsible insurance companies (a) insurance with respect to its properties material to the business of the Borrower and its Subsidiaries against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section. Each such insurance policy shall provide that (i) it may not be cancelled or otherwise terminated without at least thirty (30) days’ prior written notice to the Collateral Agent (and to the extent any such policy is cancelled, modified or renewed, the Borrower shall deliver a copy of the renewal or replacement policy (or other evidence thereof) to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent and Collateral Agent of the payment of the premium therefor); (ii) the Collateral Agent is permitted to pay any premium therefor within thirty (30) days after receipt of any notice stating that such premium has not been paid when due; (iii) all losses thereunder shall be payable notwithstanding any act or negligence of any Loan Party or any of its Subsidiaries or its agents or employees which otherwise might have resulted in a forfeiture of all or a part of such insurance payments; (iv) to the extent such insurance policy constitutes property insurance, all losses payable thereunder in an amount in excess of $1.0 million shall be payable to the Collateral Agent, as loss payee, pursuant to a standard non-contributory New York mortgagee endorsement and shall be in an amount at least sufficient to prevent coinsurance liability; provided that the Collateral Agent, as loss payee pursuant to the foregoing, shall not agree to the adjustment of any claim without the consent of the Borrower (such consent not to be unreasonably withheld or delayed); and (v) with respect to liability insurance, the Collateral Agent shall be named as an additional insured. Notwithstanding the inclusion in each insurance policy of the provision described in clause (ii) of the immediately preceding sentence, in the event any Loan Party gives the Collateral Agent written notice that it does not intend to pay any premium relating to any insurance policy when due, the Collateral Agent shall not exercise its right to pay such premium so long as such Loan Party delivers to the Collateral Agent a replacement insurance policy or insurance certificate evidencing that such replacement policy or certificate provides the same insurance coverage required under this Section 5.04 as the policy being replaced by such Loan Party with no lapse in such coverage.

SECTION 5.05. Books and Records; Visitation Rights. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and material transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant and, upon the reasonable request of the Administrative Agent or a Lender, to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate or partnership records.

SECTION 5.06. Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to:

(a) use and operate all of its facilities and properties in compliance with all Environmental Laws except for such noncompliance which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, keep all Environmental Permits in effect and remain in compliance therewith, except where the failure to keep in effect such Environmental Permits, or any noncompliance with the provisions thereof, would not reasonably be expected to have a Material Adverse Effect, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect;

(b) promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;

(c) in the event of the presence of any Hazardous Material on any Mortgaged Property which is in violation of any Environmental Law, or which could reasonably be expected to have Environmental Liability, in each case which could reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and eliminate any such adverse effect in accordance with and to the extent required by applicable Environmental Laws, and shall keep the Administrative Agent informed of their actions;

(d) at the written request of the Administrative Agent or the Requisite Lenders, which request shall specify in reasonable detail the basis therefor, the Borrower will provide, at the Borrower’s sole cost and expense, an environmental site assessment report concerning any Mortgaged Property now or hereafter owned or leased by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any Remedial Action in connection with such Hazardous Materials on, at, under or emanating from such Mortgaged Property pursuant to any applicable Environmental Law; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default or (ii) the Administrative Agent or the Requisite Lenders reasonably believe that the Borrower or any such Mortgaged Property is not in compliance with Environmental Law and such noncompliance could reasonably be expected to have a Material Adverse Effect, or that circumstances exist that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or to result in Environmental Liability, in each case that could reasonably be expected to have a Material Adverse Effect (in such events as are listed in this subparagraph, the environmental site assessment shall be focused upon the noncompliance or other circumstances as applicable). If the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, and the Borrower shall grant and hereby grants to the Administrative Agent and the Requisite Lenders and their agents access to such Mortgaged Property and specifically grants the Administrative Agent and the Requisite Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment, all at the Borrower’s sole cost and expense; and

(e) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.

SECTION 5.07. Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or (v) in any Loan Party’s jurisdiction of organization. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (b) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of the Borrower (i) setting forth the information required pursuant to Sections 1, 2, 7, 8, 12, 13, 14, 15, 16, 17 and 18 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.08. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.09. Performance of Obligations. Each Loan Party and its respective Subsidiaries will perform all of their respective obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which they are bound or to which they are a party, except where such nonperformance could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any Collateral in an amount in excess of $1.0 million or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

SECTION 5.11. Pledge of Additional Collateral. In any event within 30 days after the acquisition of assets of the type that would have constituted Collateral on the Effective Date pursuant to the Security Documents (the “Additional Collateral”), the Borrower will, and will cause each appropriate Loan Party or its respective Subsidiaries to, take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending the Guarantee Agreement and the Security Documents, to grant to the Collateral Agent for its benefit and the benefit of the Secured Parties a perfected first priority Lien in such Collateral pursuant to and to the full extent required by the Security Documents and this Agreement (including, without limitation, satisfaction of the conditions set forth in subsection (h) of Section 4.01); provided that in respect of shares of voting stock of any Non-U. S. Subsidiary that would have constituted Collateral on the Effective Date pursuant to the Security Documents, the applicable limitation shall be 60 days after the acquisition thereof. In the event that any Loan Party or its respective Subsidiaries acquire an interest in additional Real Property having a fair market value in excess of $1.5 million as determined in good faith by the Borrower, the Borrower or the appropriate Loan Party or Subsidiary, as the case may be, and using its commercially reasonable efforts in respect of any leases, will take such actions and execute such documents as the Collateral Agent shall require to confirm the Lien of a Mortgage, if applicable, or to create a new Mortgage (including, without limitation, satisfaction of the conditions set forth in subsections (b)(ii) and (i) of Section 4.01). All actions taken by the parties in connection with the pledge of Additional Collateral, including, without limitation, costs of counsel for the Administrative Agent and the Collateral Agent, shall be for the account of the Borrower, which shall pay all sums due on demand.

SECTION 5.12. Further Assurances. The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel), which may be required under any applicable law, or which the Administrative Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13. Use of Proceeds. The Borrower covenants and agrees that (i) the proceeds of the Term B Loan and up to $45.0 million of Revolving Credit Borrowings hereunder will be used on the Effective Date to repay a note to CCSC and fees and expenses payable hereunder and (ii) all other Revolving Credit Borrowings will be used for general corporate purposes.

SECTION 5.14. Release of Collateral. So long as no Default or Event of Default has occurred and is continuing, upon the sale or other transfer of any Collateral held under any Security Document that is permitted hereunder and that complies with Section 2.05(c) to any Person that is not a Loan Party, Subsidiary or Affiliate, or, upon the effectiveness of any written consent to the release of the security interest granted in any such Collateral pursuant to Section 9.08, that security interest shall be released. In connection with such release, the Collateral Agent shall execute and deliver to the appropriate Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 5.14 shall be without recourse to or warranty by the Collateral Agent.

SECTION 5.15. Hedging Arrangements. To the extent the interest payable in connection with a notional principal amount of Indebtedness greater than or equal to 50% of the sum of the Term B Loans of the Borrower outstanding hereunder from time to time and the Constar Notes is not limited to a maximum fixed rate, the Borrower will enter into, and thereafter maintain in effect for a minimum period reasonably satisfactory to the Administrative Agent, one or more Hedging Agreements (which, to the extent entered into with a Lender will be secured in the same manner as the Borrower’s Obligations but otherwise shall be unsecured), having terms and conditions reasonably acceptable, taking into account current market conditions, to the Administrative Agent.

SECTION 5.16. Payment of Taxes. Each Loan Party and its respective Subsidiaries will pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of such Loan Party or any of its respective Subsidiaries or cause a failure or forfeiture of title thereto; provided that neither such Loan Party nor any of its respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP;

provided, further, that any such contest of any tax, assessment, charge, levy or claim with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.

SECTION 5.17. Equal Security for Loans and Notes. If the Borrower or any Subsidiary Loan Party shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent to the creation or assumption thereof shall have been obtained from the Administrative Agent and the Requisite Lenders), it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other assets or property thereby secured as long as any such assets or property shall be secured; provided that this covenant shall not be construed as consent by the Administrative Agent and the Requisite Lenders to any violation by the Borrower of the provisions of Section 6.02.

SECTION 5.18. Post-Closing Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, as expeditiously as possible, but in no event later than the number of days after the Effective Date applicable to each item set forth below:

(a) Leasehold Mortgages: within 90 days after the Effective Date unless otherwise extended or waived by the Collateral Agent in its sole discretion, use its commercially reasonable efforts to execute and deliver a Mortgage encumbering each Mortgaged Property in which the applicable Loan Party holds a leasehold interest (as indicated in Schedule 5.18(a) hereto), duly executed and acknowledged by applicable Loan Party, and otherwise in form for recording in the recording office of each political subdivision where each such leasehold Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such financing statements or other instruments as are contemplated by the local or foreign counsel opinions in respect of such Mortgage, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, which Mortgage and financing statements and other instruments shall when recorded be effective to create a first priority Lien on such Mortgaged Property subordinate to no Liens other than Prior Liens (as defined in the applicable Mortgage) and subject to no other Liens except Liens expressly permitted by such Mortgage, together with (i) an opinion of local counsel as required pursuant to Section 4.01(b)(ii) and (ii) each other item and/or documentation required to be delivered with respect to each Mortgaged Property pursuant to Section 4.01(i);

(b) Foreign Stock Pledge: within 45 days after the Effective Date unless otherwise extended or waived by the Collateral Agent in its sole discretion, (i) the Borrower shall have authorized, executed and delivered all documents and taken all actions necessary or appropriate to grant in favor of the Collateral Agent a fully perfected first priority pledge of and security interest in a 65% interest in the issued and outstanding shares of voting stock of each Non-U.S. Subsidiary identified on Schedule 5.18(b) hereto under the laws of the jurisdiction of organization of such Non-U.S. Subsidiary (including, without limitation, the taking of all actions or the foreign equivalent, if applicable, and the delivery of all items, or their foreign equivalent, if applicable, of the type and nature enumerated in Sections 4.01(h)(D), (h)(E), (h)(F) and (h)(H) of this Agreement, the delivery of all certificates, agreements or instruments representing such Pledged Stock (as defined in the Pledge Agreement), accompanied by instruments of transfer endorsed in blank to the extent required or permitted under the jurisdiction or organization of the applicable issuer of such Pledged Stock and the payment of all fees in connection therewith) and (ii) the Collateral Agent shall have received, on behalf of itself, the other Agents and the Lenders, a favorable written opinion of foreign counsel in the jurisdictions of organization of each such Non-U.S. Subsidiary as shall be acceptable to the Collateral Agent, (a) dated no later than such 45th day after the Effective Date, (b) addressed to the Collateral Agent and the Lenders and (c) covering such matters relating to the Security Documents and the Loan Documents as the Collateral Agent shall request;

(c) Landlord Subordinations: within 45 days after the Effective Date unless otherwise extended or waived by the Collateral Agent in its sole discretion, to the extent not delivered on the Effective Date, continue to use its commercially reasonable efforts to deliver a Landlord Subordination with respect to each leased Real Property and/or a bailee letter with respect to each warehouse facility where any Loan Party maintains Collateral.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness, except:

(i) Indebtedness incurred and outstanding under the Loan Documents;

(ii) Indebtedness of the Borrower under the Constar Notes and the Constar Notes Indenture in a principal amount not to exceed $175 million;

(iii) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof and that are otherwise on terms and conditions pursuant to documentation satisfactory to the Administrative Agent;

(iv) (x) Indebtedness of the Borrower to any Subsidiary Loan Party and of any Subsidiary Loan Party to the Borrower or any other Subsidiary Loan Party, or (y) Indebtedness of any Non-U.S. Subsidiary owed to another Non-U.S. Subsidiary;

(v) Guarantees by the Borrower of Indebtedness of any Subsidiary Loan Party and by any Subsidiary Loan Party of Indebtedness of the Borrower or any other Subsidiary Loan Party, in each case, to the extent such Indebtedness was permitted to be incurred hereunder, and if such Indebtedness is subordinated to the Obligations under the Loan Documents, such Guarantee is as subordinated in right of payment to the Obligations;

(vi) Indebtedness arising from the honoring by a bank or other financial institution of a check draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(vii) Indebtedness of the Borrower constituting Permitted Subordinated Indebtedness; provided that (x) no Default or Event of Default shall have occurred or be continuing or would result therefrom and (y) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Borrower would be in compliance with Sections 6.14 through 6.17, inclusive;

(viii) Indebtedness of Non-U.S. Subsidiaries in an aggregate principal amount outstanding at any time not in excess of $20.0 million; provided that (x) no Default or Event of Default shall have occurred or be continuing or would result therefrom and (y) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding

Test Period), the Borrower would be in compliance with Sections 6.14 through 6.17, inclusive;

(ix) Indebtedness of any Non-U.S. Subsidiary to the Borrower or any Subsidiary Loan Party in an aggregate principal amount outstanding at any time not in excess of $20.0 million; provided that any such Indebtedness shall be evidenced by a promissory note which shall be in form and substance satisfactory to the Administrative Agent and which shall be pledged pursuant to the Pledge Agreement (so long as such pledge would not result in adverse tax consequences to the Borrower or the applicable Subsidiary);

(x) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (x) shall not exceed $10.0 million at any time outstanding;

(xi) Hedging Agreements to the extent required by Section 5.15 and other Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(xii) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary of the Borrower, pursuant to reimbursement or indemnification obligations to such person;

(xiii) Indebtedness of the Borrower or its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xiv) Indebtedness arising from agreements of the Borrower or a Subsidiary of the Borrower providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(xv) obligations in respect of performance and surety bonds and completion guarantees provided by the Borrower and its Subsidiaries in the ordinary course of business; and

(xvi) other Indebtedness of the Borrower in an aggregate principal amount not exceeding $10.0 million at any time outstanding.

(b) The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, issue any preferred stock or other preferred Equity Interest which (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to one year after the Term B Loan Maturity Date, (ii) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, prior to one year after the Term B Loan Maturity Date or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred Equity Interest described in this paragraph prior to one year after the Term B Maturity Date.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):

(i) Liens in favor of the Collateral Agent under the Security Documents;

(ii) Liens on assets acquired after the Effective Date existing at the time of acquisition thereof by the Borrower or any Subsidiary; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Borrower or any Subsidiary other than the specific assets so acquired;

(iii) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (A) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (B) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied and (C) such Liens relating to statutory obligations, surety or appeal bonds or performance bonds shall only extend to or cover cash and Cash Equivalents not in the Collateral Account;

(iv) Liens existing on the Effective Date to the extent permitted by the applicable Security Documents;

(v) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens, in any case incurred in the ordinary course of business, that do not secure Indebtedness for borrowed money and (A) that are not yet delinquent or (B) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that (1) any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and (2) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied;

(vi) Liens to secure Indebtedness (including Capital Lease Obligations) of the type described in Section 6.01(a)(x) hereof covering only the assets acquired with such Indebtedness;

(vii) Liens on the assets of a Non-U.S. Subsidiary that are not otherwise Collateral which Liens secure such Non-U.S. Subsidiary’s obligations under Indebtedness incurred pursuant to Section 6.01(a)(viii);

(viii) Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clauses (iv) and (vii) of this definition; provided that any such Lien shall not extend to or cover any assets not securing the Indebtedness so refinanced;

(ix) (A) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (1) secure Indebtedness or (2) individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of the Borrower and any Subsidiary at such real property and (B) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

(x) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Borrower or any Subsidiary is a party, in each case, made in the ordinary course of business for amounts (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (1) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (2) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied and (3) such Liens shall in no event encumber any Collateral other than cash and Cash Equivalents not in the Collateral Account;

(xi) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under this Agreement; provided that any such Liens in an amount in excess of $2.0 million on Mortgaged Property shall be paid, discharged, bonded or stayed prior to the sale or forfeiture of any portion of such Collateral on account of such Liens;

(xii) Liens in the form of licenses, leases or subleases granted or created by the Borrower or any Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower or such Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto, provided that (x) to the extent such licenses, leases or subleases relate to Mortgaged Property in existence as of the date hereof, such Subsidiary shall use its commercially reasonable efforts to as soon as practicable cause such licenses, leases or subleases to be subordinate to the Lien granted and evidenced by the Security Documents in accordance with the provisions thereof and (y) to the extent entered into after the date hereof, such licenses, leases or subleases shall be subordinate to the Lien granted and evidenced by the Security Documents in accordance with the provisions thereof; provided, further, that any such Lien shall not extend to or cover any assets of the Borrower or any Subsidiary that is not the subject of any such license, lease or sublease; and

(xiii) Liens on fixtures or personal property held by or granted to landlords pursuant to leases to the extent that such Liens are not yet due and payable; provided that (i) with respect to any such Liens in existence on the date hereof, the Borrower or any applicable Subsidiary has used its commercially reasonable efforts to obtain a landlord lien waiver reasonably satisfactory to the Collateral Agent and (ii) with respect to any leases entered into after the date hereof, the Borrower or any applicable Subsidiary shall use its commercially reasonable efforts to (x) enter into a lease that does not grant a Lien on fixtures or personal property in favor of the landlord there-

under or (y) obtain a landlord lien waiver reasonably satisfactory to the Collateral Agent;

provided, however, that no Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral (as defined in the Security Agreement).

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, and (ii) any wholly owned Subsidiary may merge with or into any wholly owned Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable.

(b) Notwithstanding the foregoing, any Subsidiary of the Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Loan Party (provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable), and any Subsidiary which is not a Subsidiary Loan Party may dispose of assets to any other Subsidiary which is not a Subsidiary Loan Party.

(c) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment” and collectively, “Investments”), except:

(i) Permitted Investments;

(ii) Investments existing on the date hereof (or in respect of which a binding commitment to make such investment exists on the Effective Date) and set forth on Schedule 6.04;

(iii) Investments by the Borrower and its Subsidiaries in Subsidiary Loan Parties; provided that any such Investment held by a Loan Party shall be pledged pursuant to a Pledge Agreement;

(iv) Investments by the Borrower and its Subsidiaries in Equity Interests in Non-U.S. Subsidiaries in an aggregate amount not to exceed, together with asset sales permitted by Section 6.05(v), $5.0 million at any time;

(v) Investments constituting Indebtedness permitted by Sections 6.01(a)(ix) and (xi);

(vi) Guarantees constituting Indebtedness permitted by Section 6.01(a)(v);

(vii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(viii) loans and advances to employees of the Borrower or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not to exceed $5.0 million in the aggregate at any time outstanding; provided that (x) to the extent such loans or advances are evidenced by promissory notes, such promissory notes shall be endorsed in blank and delivered to the Collateral Agent pursuant to the Pledge Agreement and (y) the Borrower shall and shall cause its Subsidiaries to take all actions and execute all documents reasonably requested by the Collateral Agent to confirm the Collateral Agent’s security interest in such loans and advances and/or promissory notes pursuant to the applicable Security Documents; and

(ix) other loans, advances and investments not in excess of $10.0 million outstanding at any time.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to, directly or indirectly, issue any additional Equity Interest in such Subsidiary, except:

(i) sales of inventory or used, surplus, obsolete, outdated, inefficient or worn out equipment and other property in the ordinary course of business;

(ii) sales, transfers and dispositions to the Borrower or a Subsidiary Loan Party; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable;

(iii) the lease or sublease of Real Property in the ordinary course of business and not constituting a sale and leaseback transaction;

(iv) sales, transfers and dispositions of the Equity Interests and/or assets specified in Schedule 6.05; provided that the Net Proceeds thereof are applied as required by Section 2.05(c)(iii);

(v) sales of Permitted Investments;

(vi) sales, transfers and dispositions of assets (other than Equity Interests of a Subsidiary) not otherwise permitted under this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (vi) shall not, in the aggregate, exceed $10.0 million during any Fiscal Year and $20.0 million in the aggregate and the Net Proceeds thereof are applied as required by Section 2.05(c)(iii); and

(vii) sales of assets by the Borrower and its Subsidiaries to Non-U.S. Subsidiaries, the fair market value of which, together with investments permitted by Section 6.04(iv), does not exceed $5 million;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (ii) and (iii) above) shall be made for fair value and (x) for at least 80% cash consideration in the case of sales, transfers, leases and other dispositions permitted by clause (i) and (y) for 100% cash consideration in the case of sales, transfers, leases and other dispositions permitted by clauses (iv), (v), (vi) and (vii).

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 6.07. Sale or Discount of Receivables. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, sell, with or without recourse, or discount (other than in connection with trade discounts in the ordinary course of business consistent with past practice) or otherwise sell or transfer for less than the face value thereof, notes or accounts receivable.

SECTION 6.08. Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(ii) the Borrower may pay dividends consisting solely of shares of its common stock; and

(iii) the Borrower may purchase, redeem or acquire any of its Equity Interests or Equity Rights from any of its or its Subsidiaries’ present or former officers or employees upon the death, disability or termination of employment of such officer or employee, so long as the aggregate amount of payments under this clause (iii) shall not exceed $1.0 million in any Fiscal Year and $3.0 million in the aggregate since the Effective Date.

SECTION 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(i) (A) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (B) in the event that such transaction involves aggregate payments or transfers of property or services with a fair market value in excess of $2.5 million, the terms of such transaction shall be approved by a majority of the Borrower’s board of directors (including a majority of the disinterested members thereof), the approval of which is evidenced by a board resolution stating that the board of directors has determined that such transaction complies with these provisions, and (C) in the event that such transaction involves aggregate payments or transfers of property or services with a fair market value in excess of $15 million, the Borrower shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction to the Borrower and the relevant Subsidiary Loan Party (if any) from a financial point of view from an independent financial advisor and provide the same to the Administrative Agent;

(ii) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate and transactions among Subsidiaries not involving any Loan Party; and

(iii) any Restricted Payment permitted by Section 6.08;

(iv) fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of the Borrower or any Subsidiary as determined in good faith by the board of directors of the Borrower;

(v) loans and advances to employees of the Borrower or any Subsidiary permitted by Section 6.04(viii); and

(vi) the issuance or sale of any Equity Interests of the Borrower.

SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer property to the Borrower or any of its Subsidiaries; provided that the foregoing shall not apply to:

(i) conditions imposed by law or by any Loan Document;

(ii) assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;

(iii) restrictions and conditions existing on the date hereof not otherwise excepted from this Section 6.10 identified on Schedule 6.10 (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition);

(iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or the assets of a Subsidiary) pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder;

(v) clause (a) shall not apply to the Constar Notes as in effect on the Effective Date and any Permitted Subordinated Indebtedness incurred pursuant to Section 6.01(a)(vii) as in effect on date of issuance to the extent that such Indebtedness does not restrict any Lien securing any of the Loan Documents;

(vi) clause (a) shall not apply to Indebtedness of Non-U.S. Subsidiaries permitted by Section 6.01(a)(viii) so long as such Indebtedness does not restrict any Lien securing any of the Loan Documents; and

(vii) clause (b) shall not apply to the Constar Notes as in effect on the Effective Date and any Permitted Subordinated Indebtedness incurred pursuant to Section 6.01(a)(vii) as in effect on the date of issuance;

(viii) clause (b) shall not apply to Indebtedness of Non-U.S. Subsidiaries permitted by Section 6.01(a)(viii) which restrictions only apply to such Non-U.S. Subsidiaries and such encumbrances or restrictions will not materially affect the Borrower’s ability to make any principal or interest payment on the Loans; and

(ix) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11. Amendments or Waivers of Certain Documents; Prepayments of Indebtedness. (a) The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, amend or otherwise change (or waive) the terms of its Organic Documents, the Constar Notes, the Constar Notes Indenture, the Separation Agreements, the documents governing any Indebtedness outstanding as of the date hereof and any documents governing Permitted Subordinated Indebtedness, in each case, in a manner adverse to the Lenders.

(b) The Borrower will not, and will not permit any Subsidiary to, make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of any Indebtedness of the type referred to in Section 6.01(a)(ii), (iii) or (vii).

SECTION 6.12. No Other “Designated Senior Indebtedness”. The Borrower shall not designate, or permit the designation of, any Indebtedness (other than under this Agreement or the other Loan Documents) as “Designated Senior Indebtedness” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in the Constar Notes Indenture and the documentation governing any Permitted Subordinated Indebtedness.

SECTION 6.13. Limitation on Creation of Subsidiaries. The Borrower shall not establish, create or acquire any additional Subsidiaries without the prior written consent of the Requisite Lenders; provided that (i) the Borrower may establish or create one or more wholly owned Domestic Subsidiaries of the Borrower or one of its wholly owned Subsidiaries without such consent so long as (a) 100% of the Equity Interests of any new Domestic Subsidiary are upon the creation or establishment of any such new Subsidiary pledged and certificates representing such Equity Interests, together with instruments of transfer duly endorsed in blank, are delivered to the Collateral Agent for the benefit of the Secured Parties under the Pledge Agreement; and (b) upon the creation or establishment of any such new wholly owned Domestic Subsidiary, such Domestic Subsidiary becomes a party to the applicable Security Documents and shall become a Subsidiary Loan Party hereunder and execute a joinder agreement to the Guarantee Agreement and the Security Agreement and the other Loan Documents all in accordance with Sections 5.11 and 5.12; and (ii) one or more wholly owned Domestic Subsidiaries may establish or create a Non-U.S. Subisidiary without such consent so long as, in the case of a “first tier” Non-U.S. Subsidiary, only 65% of the Equity Interests of such new “first tier” Non-U.S. Subsidiary are pledged and certificates representing such Equity Interests, together with the instruments of transfer duly endorsed in blank, are delivered to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement and pledge agreements governed by the law of the jurisdiction of organization of such Non-U.S. Subsidiary in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 6.14. Interest Expense Coverage Ratio. The Borrower will not permit the Interest Expense Coverage Ratio for any Test Period set forth below to be less than the ratio set forth below opposite such period:

Test Period	Ratio
December 31, 2002	2.40 to 1.00
March 31, 2003	2.40 to 1.00
June 30, 2003	2.40 to 1.00
September 30, 2003	2.50 to 1.00
December 31, 2003	2.50 to 1.00
March 31, 2004	3.00 to 1.00
June 30, 2004	3.00 to 1.00
September 30, 2004	3.25 to 1.00
December 31, 2004	3.25 to 1.00
March 31, 2005 and the last day of each Fiscal Quarter thereafter	3.50 to 1.00

SECTION 6.15. Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio for any Test Period set forth below to exceed the ratio set forth opposite such period:

Test Period	Ratio
December 31, 2002	4.50 to 1.00
March 31, 2003	4.50 to 1.00
June 30, 2003	4.50 to 1.00
September 30, 2003	4.50 to 1.00
December 31, 2003	4.50 to 1.00
March 31, 2004	4.00 to 1.00
June 30, 2004	4.00 to 1.00
September 30, 2004	4.00 to 1.00
December 31, 2004	4.00 to 1.00

Test Period	Ratio
March 31, 2005	3.25 to 1.00
June 30, 2005	3.25 to 1.00
September 30, 2005	3.25 to 1.00
December 31, 2005	3.25 to 1.00
March 31, 2006 and the last day of each Fiscal Quarter thereafter	3.00 to 1.00

SECTION 6.16. Senior Leverage Ratio. The Borrower will not permit the Senior Leverage Ratio for any Test Period set forth below to exceed the ratio set forth opposite such period:

Test Period	Ratio
December 31, 2002	2.50 to 1.00
March 31, 2003	2.50 to 1.00
June 30, 2003	2.50 to 1.00
September 30, 2003	2.50 to 1.00
December 31, 2003	2.50 to 1.00
March 31, 2004	2.25 to 1.00
June 30, 2004	2.25 to 1.00
September 30, 2004	2.00 to 1.00
December 31, 2004	2.00 to 1.00
March 31, 2005 and the last day of each Fiscal Quarter thereafter	1.75 to 1.00

SECTION 6.17. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any Test Period set forth below to be less than the ratio set forth opposite such period:

Test Period	Ratio
December 31, 2003	1.00 to 1.00
March 31, 2004	1.10 to 1.00

Test Period	Ratio
June 30, 2004	1.25 to 1.00
September 30, 2004	1.35 to 1.00
December 31, 2004	1.50 to 1.00
March 31, 2005 and the last day of each Fiscal Quarter thereafter	1.75 to 1.00

SECTION 6.18. Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make any Capital Expenditures, except that the Borrower and its Subsidiaries may make or commit to make Capital Expenditures not exceeding the amount set forth below (the “Base Amount”) for each of the fiscal years of the Borrower set forth below; provided that the Fiscal Year 2003 period set forth below shall include Capital Expenditures made or committed to be made from and after the Effective Date through December 31, 2003:

Period	Base Amount
December 31, 2003	$90,000,000
December 31, 2004	$65,000,000
December 31, 2005	$55,000,000
December 31, 2006	$40,000,000
December 31, 2007 and each Fiscal Year thereafter	$35,000,000

provided that for any period set forth above, the Base Amount set forth above may be increased by a maximum of 75% of the Base Amount for any such period by carrying over to any such period any portion of the Base Amount (without giving effect to any increase) not spent in the immediately preceding period, and that Capital Expenditures in any period shall be deemed first made from the Base Amount applicable to such period in any given period.

SECTION 6.19. EBITDA. The Borrower will not permit Consolidated EBITDA (provided that for the period from October 1, 2002 through the Effective Date, Consolidated EBITDA shall be calculated on a pro forma basis in accordance with Regulation S-X of the Exchange Act assuming that the Transactions had been consummated on October 1, 2002 (and $150,000 shall be permitted to be added back to the calculation of Consolidated EBITDA for the Fiscal Quarter ended December 31, 2002 to reflect certain standalone adjustments for selling and administrative expenses, management charges and research and technology expenses) for any period set forth below to be less than the amount set forth opposite such period:

Period	Amount
October 1, 2002 through December 31, 2002	$15,000,000
October 1, 2002 through March 31, 2003	$30,000,000

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute (i) an “Event of Default”, if any

Loans, LC Disbursements or Letters of Credit are outstanding, and (ii) an “Event of Termination”, if no Loans, LC Disbursements or Letters of Credit are outstanding.

(a) The Borrower shall default (i) in the payment when due of any principal of any Loan (including, without limitation, on any Installment Payment Date) or any reimbursement obligation in respect of any LC Disbursement, (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of three Business Days), or (iii) in the payment when due of any Fee described in Section 2.10 or of any other previously invoiced amount (other than an amount described in clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of three Business Days).

(b) Any representation or warranty of the Borrower or any other Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of the Borrower or any other Loan Party to the Administrative Agent, the Issuing Bank or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.

(c) The Borrower shall default in the due performance and observance of any of its obligations under clause (g), (h) or (l) of Section 5.01, clause (a) of Section 5.02 (with respect to the maintenance and preservation of the Borrower’s corporate existence) or Article VI.

(d) The Borrower or any other Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date of such default.

(e) A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

(f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $5.0 million individually or in the ag-

gregate shall be rendered against the Borrower or any of its Subsidiaries (or any combination thereof) and

(i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed;

(ii) such judgment has not been stayed, vacated or discharged within 60 days of entry, or

(iii) there shall be any period (after any applicable statutory grace period) of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment is not fully insured against by a policy or policies of insurance (with reasonable or standard deductible provisions) issued by an insurer other than an Affiliate of the Borrower.

(g) Any of the following events shall occur with respect to any Pension Plan:

(i) the taking of any specific actions by a Loan Party, any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, a Loan Party or any ERISA Affiliate could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $2.0 million; or

(ii) an ERISA Event, or noncompliance with respect to Foreign Plans, shall have occurred that gives rise to a Lien or, when taken together with all other ERISA Events, and noncompliance with respect to Foreign Plans, that have occurred, could reasonably be expected to have a Material Adverse Effect.

(h) Any Change in Control shall occur.

(i) The Borrower or any of its Subsidiaries shall

(i) become insolvent or generally fail to pay debts as they become due;

(ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of such Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of such Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that the Borrower and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any such Subsidiary and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed, provided that the Borrower and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing.

(j) The obligations of any other Loan Party under the Guarantee Agreements shall cease to be in full force and effect or the Borrower or any such other Loan Party shall repudiate its obligations thereunder.

(k) Any Lien purported to be created under any Security Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of (i) the Collateral Agent’s failure to take any action reasonably requested by the Borrower in order to maintain a valid and perfected Lien on any Collateral or (ii) any action taken by the Collateral Agent to release any Lien on any Collateral.

(l) Since December 31, 2001, the occurrence of a Material Adverse Effect.

(m) The subordination provisions relating to the Constar Notes or any other Permitted Subordinated Indebtedness (the “Subordination Provisions”) shall fail in any material respect to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof, or any Obligation under the Loan Documents shall fail to constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (as defined in the Constar Notes Indenture and any Permitted Subordinated Indebtedness), or the Borrower or any Subsidiary Loan Party shall, directly or indirectly, disavow or contest in any manner any of the Subordination Provisions.

SECTION 7.02. Action if Bankruptcy. If any Event of Default described in clauses (i) through (v) of Section 7.01(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by the Borrower.

SECTION 7.03. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (v) of Section 7.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to the Borrower and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Commitments shall terminate.

SECTION 7.04. Action if Event of Termination. Upon the occurrence and continuation of any Event of Termination, the Requisite Lenders may, by notice from the Administrative Agent to the Borrower and the Lenders (except if an Event of Termination described in clauses (i) through (v) of Section 7.01(i) shall have occurred, in which case the Commitments (if not theretofore terminated) shall, without notice of any kind, automatically terminate) declare their Commitments terminated, and upon such declaration the Lenders shall have no further obligation to make any Loans hereunder. Upon such termination of the Commitments, all accrued fees and expenses shall be immediately due and payable.

ARTICLE VIII

THE AGENTS

Citicorp North America, Inc. is hereby appointed to act as Administrative Agent and Collateral Agent on behalf of the Lenders. Each of the Lenders and each assignee of any such Lender, hereby irrevocably authorizes each of the Agents to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, all payments and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to any of the Borrower of any Default specified in this Agreement of which such Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by such Agent.

None of the Agents nor any of their Related Parties shall be liable to the Lenders as such for any action taken or omitted by any of them except to the extent finally judicially determined to have resulted from its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Requisite Lenders (or, when expressly required hereby, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of actual knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. None of the Agents nor any of their Related Parties shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Loan Parties of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through any of its Related Parties or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Loan Document unless it shall be requested in writing to do so by the Requisite Lenders.

Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500.0 million or an Affiliate of any such bank. Upon the acceptance of any appointment as an Agent hereunder by such a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as an Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and such Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything to the contrary in this Agreement, neither of SSBI or DBSI, each as a Joint Lead Arranger, in such capacity, nor DBSI, as Syndication Agent, or

JPMorgan, as Documentation Agent, shall have any obligations, duties or responsibilities, and shall incur any liabilities, under this Agreement or any other Loan Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. (a) Except as set forth in Section 9.17, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or electronic mail, as follows:

(i) if to the Borrower, to it at One Crown Way, Philadelphia, Pennsylvania 19154, attention: Mr. James Cook (telecopy: (215) 552-3700) (e-mail: jcook@constar.net) with a copy to Dechert, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, attention: Gary Green, Esq. (telecopy: (215) 994-2222);

(ii) if to either Agent to it at Citicorp North America, Inc., 390 Greenwich St., New York, New York 10013, attention: Suzanne Crymes (telecopy: (212) 723-8547) (e-mail: suzanne.crymes@citigroup.com), with a copy to Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, attention: William M. Hartnett, Esq. and Michael A. Becker, Esq. (telecopy: (212) 269-5420);

(iii) if to the Syndication Agent, to it at Deutsche Bank Securities Inc., 233 S. Wacker Dr., Suite 8400, Chicago, IL 60606, attention: Maria Heller, (telecopy: (312) 993-8116), (e-mail: maria.heller@db.com), with a copy to Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, attention: William M. Hartnett, Esq. and Michael A. Becker, Esq. (telecopy: (212) 269-5420);

(iv) if to the Documentation Agent, to it at JPMorgan Chase Bank, 270 Park Avenue, New York, New York, 10017, attention: Peter Predun, (telecopy: (212) 270-4724), (e-mail: peter.predun@jpmorgan.com), with a copy to Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, attention: William M. Hartnett, Esq. and Michael A. Becker, Esq. (telecopy: (212) 269-5420);

(v) if to the Co-Documentation Agent, to it at SunTrust Bank, 919 E. Main Street, 22nd Fl., Richmond, VA 23219, attention: Stephen Derby, (telecopy: (804) 782-5413), (e-mail: stephen.derby@suntrust.com), with a copy to Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, attention: William M. Hartnett, Esq. and Michael A. Becker, Esq. (telecopy: (212) 269-5420);

(vi) if to the Issuing Bank, to it at 390 Greenwich St., New York, New York 10013, attention: Suzanne Crymes (telecopy: (212) 723-8547) (e-mail: suzanne.crymes@citigroup.com); and

(vii) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Each Loan Party and Lender hereunder agrees to notify the Administrative Agent in writing promptly of any change to the notice information provided above or in Schedule 2.01.

(b) The Borrower shall forthwith on demand indemnify each Lender against any loss or liability which that Lender incurs (and that Lender shall not be liable to the Borrower in any respect) as a consequence of:

(i) any Person to whom any notice or communication under or in connection with this Agreement is sent by the Borrower by telecopy failing to receive that notice or communication (unless directly caused by that Person’s gross negligence or willful default); or

(ii) any telecopy communication which reasonably appears to that Lender to have been sent by the Borrower having in fact been sent by a Person other than the Borrower.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.05 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (including any Affiliate of the Issuing Bank that issues any Letter of Credit). All covenants, promises and agreements by or on behalf of the Borrower, the Agents or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (f) below and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate, the Borrower and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or a Lender Affiliate, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2.0 million and increments of $1.0 million in excess thereof (or, (A) if the aggregate amount of the Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Commitment or Loans, or (B) in any other case, such lesser amount as the Borrower and the Administrative Agent otherwise agree), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments and Loans, (iv) except in the case of the assignment to an Affiliate of such Lender or an assignment required to be made pursuant to Sec-

tion 2.20, the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if a Default or an Event of Default has occurred and is continuing. Subject to acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans and participations in Swingline Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon either Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and (viii) Schedule 2.01 shall be deemed to be amended to reflect the assigning Lender thereunder and the assignee thereunder after giving effect thereto.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements, and participations in Swingline Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Except to the extent inconsistent with Section 2.07(d), the entries in the Register shall be conclusive and the Borrower, the Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower, the Issuing Bank, the Swingline Lender and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such

Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.16 and 2.17 and the provisions of Section 5.01 to the same extent as if they were Lenders and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 (provided that no participant shall be entitled to receive any greater amount pursuant to such Sections than the Lender would have been entitled to receive in respect of the interest transferred unless either (x) such transfer to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld) or (y) a Default or an Event of Default has occurred and is continuing at the time of such participation), and (iv) the Borrower, the Agents, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in the first proviso of Section 9.08(b) that affect such Participant). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20 as though it were a Lender.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower and its Subsidiaries furnished to such Lender by or on behalf of any of the Loan Parties; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute a confidentiality agreement in form and substance consistent with provisions of Section 9.16.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that (x) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (y) any foreclosure or similar action shall be subject to the provisions of this Section 9.04(b) concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing the rights of a Lender under this Agreement until the requirements of Section 9.04(b) concerning assignments are fully satisfied. In order to facilitate such a pledge or assignment, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

(i) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, SSBI and its Affiliates, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel, counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Joint Lead Arrangers, Administrative Agent, the Collateral Agent, the Issuing Bank, or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement (including its rights under this Section), the other Loan Documents or the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Issuing Bank or any Lender, provided, however, that the Borrower shall not be obligated to pay for expenses incurred by a Lender in connection with the assignment of Loans to an assignee Lender (except pursuant to Section 2.20) or the sale of Loans to a participant pursuant to Section 9.04.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Co-Documentation Agent, the Joint Lead Arrangers, the Issuing Bank, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or

(D) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability or Environmental Claim related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable expenses are finally judicially determined to have arisen by reason of the Indemnitee’s gross negligence or willful misconduct.

(c) To the extent that the Borrower fails to promptly pay any amount to be paid by it to any Agent, the Joint Lead Arrangers, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, the Joint Lead Arrangers, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures, outstanding Term B Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instru-

ment contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default or Event of Termination shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. In connection with exercising its rights pursuant to the previous sentence, a Lender may at any time use any of the Borrower’s credit balances with the Lender to purchase at the Lender’s applicable spot rate of exchange any other currency or currencies which the Lender considers necessary to reduce or discharge any amount due by the Borrower to the Lender, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after making any such setoff.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of either Agent, the Issuing Bank or any Lender in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default regardless of whether an Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties or other Persons that are parties thereto, in each case with the consent of the Requisite Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of any Loan or LC Disbursement, or extend the final scheduled maturity date of the Loans or date for the payment of any interest on any Loan or the required date of reimbursement of any LC Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or LC Disbursement, or postpone the scheduled date of termination of any Commitment, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Commitment Fee or LC Fee of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.13, the provisions of this Section, the definition of “Requisite Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the prior written consent of each Lender (or each Lender of such Class, as the case may be), (iv) release any Loan Party from its Guarantee under a Guarantee Agreement (except as expressly provided herein or in such Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (v) release all or any substantial part of the Collateral from the Liens of the Security Documents (except as expressly provided in this Agreement or the Security Documents), without the written consent of each Lender, or (vi) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of either Agent, the Joint Lead Arrangers, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of such Agent, the Joint Lead Arrangers, the Issuing Bank or the Swingline Lender, as the case may be; provided further that (x) the consent of Term B Lenders representing more than 50% of the outstanding Term B Loans shall be required with respect to any amendment that changes the application of any optional or mandatory prepayments of the Loans to the remaining amortization payments under the Term B Loans and (y) the consent of Revolving Lenders representing more than 50% of the outstanding Revolving Commitments and Revolving Credit Exposure shall be required with respect to any express amendment, modification, supplement or waiver of any condition precedent in Section 4.02 to any Revolving Credit Borrowing. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Requisite Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) A Revolving Lender may allocate any proportion of its Revolving Credit Commitment or Revolving Credit Exposure with respect to any waiver, amendment, modification, consent or any other action pursuant to this Section 9.08 or any other Loan Document in order to vote separate portions thereof differently with respect thereto.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between the Borrower and a Lender shall remain effective in accordance with its terms. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of

America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ investment advisors, directors, officers, employees and agents, including accountants, legal counsel and other advisors and any direct or indirect contractual counterparty in swap agreements entered into in connection with a Lender’s outstanding Loans from time to time or to such contractual counterparty’s professional advisor (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and, in the case of any such contractual counterparty or its professional advisor, such persons shall agree in writing to be bound by the provisions of this Section 9.16), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any  assignee of or Participant in, or any pro-

spective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or one of its Subsidiaries. For the purposes of this Section, “Information” means all information received from the Borrower relating to it or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or one of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.17. SSB Direct Website Communications. (a) Delivery. (i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium and in a format acceptable to the Administrative Agent to oploanswebadmin@ssmb.com. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent. Receipt of the Communications by the Administrative Agent at the e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement and any other Loan Documents. Nothing in this Section 9.17 shall prejudice the right of the Agents, the Syndication Agent, the Documentation Agent, the Co-Documentation Agent, the Joint Lead Arrangers or any Lender to give any notice or other communication pursuant to the Credit Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) Each Lender agrees that receipt of e-mail notification that such Communications have been posted pursuant to paragraph (b) below at the e-mail address(es) set forth on Schedule 2.01 opposite such Lender’s name or pursuant to the notice provisions of any As-

signment and Assumption Agreement shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement and any other Loan Document. Each Lender further agrees to notify the Administrative Agent in writing (including by electronic communication) promptly of any change in its e-mail address or any extended disruption in its internet delivery services.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on “e-Disclosure” (the “Platform”), the Administrative Agent’s internet delivery system that is part of SSB Direct, Global Fixed Income’s primary web portal (the “Primary Portal”). The Primary Portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis. Each Loan Party acknowledges that the distribution of Communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution

(c) The Communications transmitted pursuant to this Section 9.17 and the Platform are provided “as is” and “as available.” None of the Administrative Agent nor any of its Related Parties warrants the accuracy, adequacy or completeness of the Communications or the Platform and each Citigroup Party expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with the Communications or the Platform.

(d) Termination. The provisions of this Section 9.17 shall automatically terminate on the date that Citicorp North America, Inc. or any of its Affiliates ceases to be the Administrative Agent under this Agreement.

SECTION 9.18. Collateral Agent as Joint Creditor. Each of the Loan Parties and each of the Lenders agree that the Collateral Agent shall be the joint creditor (together with the relevant Lender) of each and every obligation of the Loan Parties towards each of the Lenders under or in connection with the Loan Documents, and that accordingly the Collateral Agent will have its own independent right to demand performance by the Loan Parties of those obligations. However, any discharge of any such obligation to the Collateral Agent or the relevant Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSTAR INTERNATIONAL INC.

By:	/s/ JAMES C. COOK
Name: James C. Cook Title: Executive Vice President, Chief Financial Officer and Secretary

CITICORP NORTH AMERICA, INC., as Administrative Agent and as Lender

By:	/s/ MYLES KASSIN
Name: Myles Kassin Title: Vice President

SALOMON SMITH BARNEY INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ ARNOLD Y. WONG
Name: Arnold Y. Wong Title: Attorney-In-Fact

DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger, Joint Bookrunner and Syndication Agent

By:	/s/ THOMAS W. COLE
Name: Thomas W. Cole Title: Managing Director, Leveraged Finance

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By:	/s/ CHARLES W. LOCKER
Name: Charles W. Locker Title: Director, Financial Sponsors

JPMORGAN CHASE BANK, as Documentation Agent

By:	/s/ PETER S. PREDUN
Name: Peter S. Predun Title: Vice President

SUNTRUST BANK, as Co-Documentation Agent

By:	/s/ STEPHEN DERBY
Name: Stephen Derby Title: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

By:	/s/ ALBERT FISCHETTI
Name: Albert Fischetti Title: Director

JPMORGAN CHASE BANK, as Lender

By:	/s/ PETER S. PREDUN
Name: Peter S. Predun Title: Vice President

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